Exhibit 10. (a)

CONSTRUCTION LOAN AGREEMENT

BY AND AMONG

SAUL HOLDINGS LIMITED PARTNERSHIP,

a Maryland limited partnership (“Borrower”)

U.S. BANK NATIONAL ASSOCIATION,

a national banking association, as agent (“Agent”)

and

U.S. BANK NATIONAL ASSOCIATION,

a national banking association, as lender,

and any other lenders who are now or

who may hereafter become

parties to this Agreement (collectively, the “Lenders”)

TABLE OF CONTENTS

I.	LOAN	10

	1.1 Principal	10
	1.2 Payment of Interest	11
	1.3 Prepayment	11
	1.4 Maturity Date; Extension	11
	1.5 Calculation of Interest	12
	1.6 Regulatory Costs	13
	1.7 Inability to Determine LIBOR	13
	1.8 Illegality	13
	1.9 Capital Adequacy	14
	1.10 Intentionally Omitted	14
	1.11 Default Rate	14
	1.12 Late Payment Charge	14
	1.13 Effective Rate	15
	1.14 Payments	15
	1.15 Fees	15
	1.16 No Waiver by Agent	15

II.	CONDITIONS OF BORROWING	15

	2.1 Pre-Closing Requirements	15
	2.2 Loan Documents	18
	2.3 Title Insurance	19
	2.4 Opinion of Borrower’s Attorneys	19

III.	ADVANCES OF LOAN PROCEEDS	19

	3.1 General	19
	3.2 Loan In Balance	20
	3.3 Inspections	20
	3.4 Responsibility of Agent and the Lenders	21
	3.5 Advance Procedures	21
	3.6 Tenant Improvements	25
	3.7 Advances During Property Operation	25

IV.	REPRESENTATIONS AND WARRANTIES OF BORROWER	26

	4.1 Legal Status of Borrower	26
	4.2 Title	26
	4.3 No Breach of Applicable Agreements or Laws	26

	4.4 No Litigation or Defaults	26
	4.5 Financial and Other Information	26
	4.6 No Defaults under Loan Documents or Other Agreements	27
	4.7 Boundary Lines; Conformance with Governmental Requirements and Restrictions	27
	4.8 Loan in Balance	27
	4.9 Architect’s Certificate	27
	4.10 Anti-Terrorism Regulations	27
	4.11 Plans and Specifications	28

V.	COVENANTS OF BORROWER	28

	5.1 Completing Construction	28
	5.2 Changing Costs, Scope or Timing of Work	29
	5.3 Balancing the Loan	29
	5.4 Paying Costs of Property and Loan	30
	5.5 Using Loan Proceeds	30
	5.6 Keeping of Records	30
	5.7 Providing Financial Information	30
	5.8 Providing Operating Budgets and Operating Statements	31
	5.9 Providing Leasing Information	31
	5.10 Providing Updated Surveys	32
	5.11 Providing Evidence of Completion	32
	5.12 Maintaining Insurance Coverage	32
	5.13 Complying with Other Documents	32
	5.14 Financial Covenants	33
	5.15 Interest Rate Protection Agreement	33
	5.16 ERISA	33
	5.17 Claim Against Architect	34
	5.18 Management Agreements	35
	5.19 Private Restrictions	35
	5.20 USA Patriot Act Notice; Compliance	36
	5.21 Guarantor Articles of Incorporation	36

VI.	DEFAULTS	36

	6.1 Events of Default	36
	6.2 Rights and Remedies	37
	6.3 Completion of Property by Agent	38

VII.	MISCELLANEOUS	39

	7.1 Binding Effect; Waivers; Cumulative Rights and Remedies	39
	7.2 Survival	39
	7.3 Governing Law; Waiver of Jury Trial	39
	7.4 Counterparts	39
	7.5 Notices	39
	7.6 Agent’s Sign	39
	7.7 No Third Party Reliance	39
	7.8 Time of the Essence	39
	7.9 Entire Agreement; No Oral Modifications	40
	7.10 Captions	40
	7.11 Joint and Several Liability	40
	7.12 Borrower’s Relationship with Agent and the Lenders	40
	7.13 Right of Set-Off	40

VIII.	AGENCY PROVISIONS	40

	8.1 Agency	40
	8.2 Resignation of Agent; Removal	41
	8.3 Administration	42
	8.4 Actions by Agent; Required Consents	42
	8.5 Payments	43
	8.6 Management of Acquired Collateral	45
	8.7 Defaulting Lender	46
	8.8 Representations, Warranties and Acknowledgments	47
	8.9 Assignments; Participation	48
	8.10 Other Business	50
	8.11 Consents	50
	8.12 Agent as Lender	50
	8.13 Notification of Defaults and Events of Default	50
	8.14 No Reliance by Borrower	50
	8.15 Reliance	50
	8.16 Pledge to Federal Reserve Bank	51
	8.17 Limitation of Liability	51

EXHIBIT A	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	DESCRIPTION OF IMPROVEMENTS
EXHIBIT C	LEGAL DESCRIPTION OF THE LAND

EXHIBIT D	PERMITTED ENCUMBRANCES
EXHIBIT E	SWORN CONSTRUCTION COST STATEMENT
EXHIBIT F	TITLE INSURANCE REQUIREMENTS
EXHIBIT G	INSURANCE REQUIREMENTS
EXHIBIT H	NOTICES AND WIRE INSTRUCTIONS
EXHIBIT I	COMMITMENT PERCENTAGES
EXHIBIT J	FORM OF LIEN WAIVER
EXHIBIT K	DRAW REQUEST FORM
EXHIBIT L	[INTENTIONALLY DELETED]
EXHIBIT M	PLANS
EXHIBIT N	LEASING GUIDELINES
EXHIBIT O	BORROWER COMPLIANCE CERTIFICATE
EXHIBIT P	GUARANTOR COMPLIANCE CERTIFICATE
EXHIBIT Q	PRE-LEASING TEST

[SCHEDULES AND EXHIBITS INTENTIONALLY OMITTED]

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of May, 2008, by and among (i) SAUL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership (“Borrower”), (ii) U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent (“Agent”), and (iii) U.S. BANK NATIONAL ASSOCIATION, a national banking association, as lender, and any other lenders who are now or who may hereafter become parties to this Agreement (collectively, the “Lenders”).

WITNESSETH THAT, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:

Advance: Any portion of the Loan advanced to or for the benefit of Borrower in accordance with the terms hereof.

Advance Date: The date on which an Advance requested by Borrower hereunder is to be made.

Affiliate: Any parent of Borrower, subsidiary of Borrower or entity controlled by or under common control with Borrower.

Agent: U. S. Bank National Association, its successors and assigns as agent for the Lenders.

Agreement: This Construction Loan Agreement, including any amendments hereof and supplements hereto executed by Borrower and Agent.

Architect’s Certificate: That certain Certificate of Architect regarding the Property from the Project Architect.

Assignee Lender: As defined in Section 8.9(a).

Assignment and Assumption Agreement: An instrument in the form of Exhibit A, duly completed and executed and delivered.

Bank-Provided Interest Rate Hedge: An Interest Rate Hedge which is provided by any Lender and which meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. If Borrower elects to obtain a Bank-Provided Interest Rate Hedge, and provided that Agent confirms that such Interest Rate Hedge meets the foregoing requirements, the liabilities of the Borrower to the provider of any Bank-Provided Interest Rate Hedge shall be a part of Borrower’s obligations hereunder, guaranteed by the Guaranty and secured by the Deed of Trust and other Loan Documents.

Borrower: Saul Holdings Limited Partnership, a Maryland limited partnership, and its permitted successors and assigns.

Business Day: Any day, other than a Saturday, a Sunday, or a legal holiday on which Agent is not open for business.

Closing Date: The date of this Agreement.

Code: The Internal Revenue Code of 1986, as amended, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Commitment Percentage: With respect to each Lender’s share of all right, title and interest in the Loan and the Loan Documents, as set forth on Exhibit I attached hereto, as amended and modified by unilateral action of Agent from time to time to reflect the sale or assignment of a portion of the Loan.

Committed Amount: One Hundred Fifty-Seven Million Five Hundred Thousand and 00/100ths Dollars ($157,500,000.00).

Completion: All Improvements have achieved Substantial Completion (as defined in the Construction Contract), free of all mechanics’, labor, materialmen’s and other similar lien claims; said Substantial Completion has been approved by the Inspecting Architect; Borrower and Project Architect have delivered a certification to Agent on AIA Form G704 that the Property has been substantially completed in accordance with the approved Plans; Borrower has obtained and delivered to Agent copies of all licenses and permits needed to operate the Property; Agent has received photographs of the completed Improvements, copies of all warranties from suppliers covering materials, equipment and appliances included within the Property and evidence that all insurance required hereby is in full force and effect; and no Event of Default exists hereunder.

Completion Date: December 24, 2010, provided however that such Completion Date shall be subject to extension by reason of acts of God (including hurricanes, tornadoes, cyclones, other severe storms, high winds, lightning, floods or earthquakes); action or inaction of governmental authorities having jurisdiction over the Project; strikes; shortages or unavailability of labor or materials; lockouts or labor difficulty; explosion; sabotage; accident; riot or civil commotion; act of war, fire or other casualty; legal requirements; and causes beyond the reasonable control of Borrower; provided, Borrower provides written notice to Agent immediately upon becoming aware of the occurrence of any of the foregoing conditions and provided further that the aggregate period of such delay(s) shall not extend beyond April 26, 2011.

Construction Contract: As defined in Section 2.1(c) hereof.

Consultants: Third party experts retained by Agent to assist it in connection with closing, advancing, disbursing or administering the Loan.

Contingency Reserve: A reserve of Loan proceeds to pay costs of the Property which are in excess of the amounts thereof anticipated on the date hereof, whether as a result of price increases, changes in the Plans or otherwise, the initial amount of which shall be Seven Million Four Hundred and Five Thousand and Two Hundred Eighteen and 00/100ths Dollars ($7,405,218.00).

Contractor: Any person, party or entity (other than the Project Architect) which has a contract or subcontract under which payment may be required for any work done, material supplied or services furnished in connection with acquiring, constructing, financing, equipping and/or developing the Property.

Debt Service: An amount equal to (x) the amount of the Loan outstanding at the time of determination multiplied by (y) the greater of (i) a debt constant calculated using a rate of interest equal to 2.25% per annum in excess of the then prevailing T-Note Rate and assuming a thirty (30) year principal amortization schedule, or (ii) seven percent (7.0%) per annum.

Debt Service Test: The determination by Agent, in its sole discretion exercised in good faith, that the Property has generated Net Operating Income during the immediately preceding three (3) months which, when annualized, equals or exceeds the product of (a) with respect to a proposed reduction in the Interest Rate payable under the Loan Documents, as contemplated in the definition of “LIBOR Rate” below, 1.00 times Debt Service (the “Interest Rate Reduction Debt Service Test”), (b) with respect to the condition set forth in Section 1.4(b) hereof for the Second Extension Period, as determined as of the first day of such Extension Period, 1.00 times Debt Service (the “Extension Debt Service Test”), and (c) with respect to a proposed reduction in the liability of Borrower under the Loan Documents, as contemplated in Section 8.17 hereof, 1.00 times Debt Service (the “Recourse Reduction Debt Service Test”).

Deed of Trust: The Combination Credit Line Deed of Trust, Security Agreement and Fixture Financing Statement of even date herewith covering the Property, executed by Borrower in favor of Agent for the benefit of the Lenders to secure the Loan, including any amendments thereof and supplements thereto executed by Borrower and Agent.

Default Rate: As defined in Section 1.11 hereof.

Defaulting Lender: Any Lender who for any reason shall fail or refuse to abide by its obligations under the Loan Documents or this Agreement within the time periods specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days. Agent shall notify Lender of its determination that such Lender is a Defaulting Lender. Any such Defaulting Lender shall have a period of five (5) Business Days after Agent’s notice within which to cure such Defaulting Lender’s failure or refusal to comply with its obligations hereunder and the under the Loan Documents.

Developer: Saul Holdings Limited Partnership, a Maryland limited partnership.

Development Fee: A sum equal to $8,500,000.00, representing the fee payable by Borrower to Developer. The Development Fee shall not be a part of any Advance hereunder.

Draw Request: A written request by Borrower, in the form of Exhibit K hereto, or such other form as may be reasonably requested by Agent, for an advance of Loan proceeds under this Agreement.

Employee Benefit Plan: Any employee benefit or other plan establishing benefits or compensation for employees established or maintained, or to which contributions have been made, by Borrower.

Environmental Audit: A written environmental review, audit, assessment or report addressed to Agent, setting forth the results of an investigation of the Property, including an historical investigation of the uses and ownership of the Land, contacts with appropriate governmental agencies and any Tests which may be requested by Agent, prepared by a competent environmental engineer or consultant who is acceptable to Agent and is licensed, bonded and insured in accordance with all applicable statutes.

Environmental Laws: Any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and

Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

Equipment: All fixtures, equipment and personal property owned by Borrower and located or to be located in or on, and used in connection with, the construction, management, maintenance or operation of the Land and the Improvements.

Equity Requirement: An aggregate amount of Fifty-Three Million Five Hundred Thousand and 00/100ths Dollars ($53,500,000.00), consisting of (i) Twenty Nine Million Seven Hundred Thirty Five Thousand Three Hundred Thirty One and 00/100ths Dollars ($29,735,331.00) which shall be contributed on or prior to the Closing Date, (ii) the Development Fee, and (iii) Fifteen Million Two Hundred Sixty Four Thousand Six Hundred Sixty Nine and 00/100th Dollars ($15,264,669.00) which shall be contributed on a pari passu (50/50) basis with the Loan proceeds until all such additional Fifteen Million Two Hundred Sixty Four Thousand Six Hundred Sixty Nine and 00/100th Dollars ($15,264,669.00) has been contributed. The Equity Requirement shall not be deemed satisfied unless and until confirmed by Agent in writing, in its sole discretion, upon Borrower’s written request.

ERISA: As defined in Section 5.16.

ERISA Affiliate: Any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or any trade or business which is under common control (within the meaning of Section 414(c) of the Code) with Borrower or any organization which is required to be treated as a single employer with Borrower under Section 414(m) or 414(o) of the Code.

Event of Default: Any event set forth in Section 6.1.

Extension Debt Service Test: As defined in the definition of Debt Service Test.

Extension Fee: Fifteen hundredths of one percent (0.15%) of the then outstanding principal balance of the Loan.

Extension Periods: As defined in Section 1.4.

Extension Request: As defined in Section 1.4.

Federal Funds Rate: As of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective)”. If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such date under the caption “Federal Funds Effective Rate”. If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by Agent.

Fee Letter: That certain Fee Letter between Borrower and Agent of even date herewith.

First Extension Period: As defined in Section 1.4.

GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred, unless Borrower and Agent agree in writing on an adjustment to said computation or determination to account for such change in GAAP.

General Contractor: Clark Residential, LLC.

Governmental Requirements: All laws, statutes, codes, ordinances, and governmental rules, regulations and requirements (including, without limitation, the Proffers) applicable to Borrower and the Property.

Guarantor: Saul Centers, Inc., a Maryland corporation.

Guaranty: That certain Guaranty of even date herewith given by Guarantor in favor of Agent and the Lenders.

Hazardous Substances: Any hazardous waste, as defined by 42 U.S.C. § 9601(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

Improvements: The buildings and improvements that are now or are hereafter placed or constructed upon the Land, as more particularly described on Exhibit B attached hereto (including all sitework, utilities, infrastructure, paving, striping, signage, curb and gutter, landscaping and installation of all “common area” improvements required under any covenants encumbering the Property, required by applicable law, or zoning approvals entered into by Borrower).

Initial Advance: The first advance of Loan proceeds.

Inspecting Architect: EMJ Construction Consultants and/or any other independent architect, engineer or consultant selected by Agent.

Interest Rate Hedge: An interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by Borrower to provide protection to, or minimize the impact upon, the Borrower of increasing floating rates of interest applicable to the Loan.

Interest Rate Reduction Debt Service Test: As defined in the definition of Debt Service Test.

Interest Reserve: A reserve of Loan proceeds to pay interest on the Loan through Completion of the Improvements, the initial amount of which shall be Twenty Million Nine Hundred Forty Eight Thousand Nine Hundred Eighty Nine and 00/100ths Dollars ($20,948,989.00).

Land: The land legally described on Exhibit C attached hereto and hereby made a part hereof, together with all additions thereto and substitutions therefor agreed to by Borrower and Agent.

Law: Any federal, state or local law, statute, rule, regulation, ordinance, order, decree, directive, requirement, code, notice of violation or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a governmental authority or otherwise, including any judicial or administrative order, determination, consent decree or judgment.

Leadership: Leadership Institute, a Virginia non-stock corporation

Leadership Agreements: Collectively, those certain documents by and between Borrower and Leadership relating to the Project, as may be amended, modified, supplemented or replaced from time to time, including, without limitation, (i) that certain Development Agreement dated as of June 7, 2006, as amended by that certain First Amendment to Development Agreement dated as of September 5, 2007; (ii) that certain Lease dated as of June 7, 2006; and (iii) that certain Temporary Construction Easement and Crane Swing License Agreement dated as of June 7, 2006.

Lease: Any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Project, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided, however, that such term shall not include any agreements, instruments or other documents that are necessary to satisfy the Proffers.

Leasing Guidelines: As set forth on Exhibit N attached hereto and hereby made a part hereof.

Lenders: Each Lender that is a party to this Agreement and which hereafter becomes party to this Agreement, collectively, and each of their respective permitted successors and assigns.

LIBOR: With respect to any requested LIBOR Rate Advance, the one month LIBOR Rate quoted by Agent from Reuters Screen LIBOR01 or any successor thereto, which shall be that one-month LIBOR Rate in effect two New York Banking Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset monthly on the first day of each calendar month.

LIBOR Rate: (a) For the period commencing on the date of this Agreement and continuing thereafter unless and until the effective date of any reduction in such rate in accordance with clause (b) below, LIBOR Rate shall mean a rate of interest equal to two and one-half percent (2.5%) per annum plus LIBOR; (b) if, upon Borrower’s written request, Agent determines, in its sole discretion acting in good faith, that Completion has occurred, LIBOR Rate shall mean a rate of interest equal to two and thirty-five hundredths percent (2.35%) per annum plus LIBOR, and (c) if, upon Borrower’s written request, Agent determines, in its sole discretion acting in good faith, that the Interest Rate Reduction Debt Service Test is satisfied, LIBOR Rate shall mean a rate of interest equal to two and twenty hundredths percent (2.20%) per annum plus LIBOR. In no event shall the LIBOR Rate ever exceed the maximum lawful rate.

LIBOR Rate Advance: Any portion of the Principal Balance which bears interest at a LIBOR Rate; provided, however, that any LIBOR Rate Advance must be in the aggregate principal amount of at least $500,000.00.

Loan: The loan of the proceeds of the Note by the Lenders to Borrower in advances to be made pursuant to the terms of this Agreement.

Loan Documents: The documents enumerated in Section 2.2 of this Agreement, which evidence and secure the Loan, including, but not limited to, the Note, the Deed of Trust, this Agreement, the Assignment of Leases and Rents and the Indemnification Agreement, and including any amendments thereof and supplements thereto executed by Borrower and Agent.

Majority Lenders: Lenders holding Notes representing, in the aggregate, not less than sixty six and sixty seven hundredths percent (66.67%) of the Committed Amount or, if no such principal amount is then outstanding, Lenders representing not less than sixty six and sixty seven hundredths percent (66.67%) of the Commitment Percentages.

Maturity Date: November 14, 2011, as such date may be extended in accordance with the provisions of Section 1.4 hereof.

Money Markets: One or more wholesale funding markets available to Agent, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds and others.

Multiemployer Plan: Any plan defined as such in Section 3(37) of ERISA.

Net Operating Income: For any period of determination, net operating income generated by the Property for such period (i.e., gross operating income determined in accordance with GAAP, less (x) all operating expenses payable in the ordinary course of operating the Property, determined in accordance with GAAP (exclusive of debt service, capital expenditures, leasing costs, tenant improvement costs, depreciation and amortization) and (y) reserves calculated for the first year on the basis of (1) for apartments units, $250.00 per unit per year, or $61,000.00, (2) for office space, $0.25 per rentable square foot per year, or $42,600.00; and (3) for retail space, $0.25 per rentable square foot per year, or $10,575, for a total reserve deduction in the first year of operations of $114,175. After completing the first full year of operations, reserves shall be escalated at 4% per annum. Borrower shall provide Agent with all information and materials required by Agent necessary for the determination of Net Operating Income.

New York Banking Day: Any day (other than a Saturday or Sunday) on which commercial Lenders are open for business in New York, New York.

Note: Individually or collectively, as the context may require, the Promissory Notes, of even date herewith, executed and delivered by Borrower to the Lenders in the aggregate maximum principal amount of One Hundred Fifty-Seven Million Five Hundred Thousand and 00/l00ths Dollars ($157,500,000.00), to evidence the Loan, as the same may be amended, modified or replaced from time to time.

Obligations: The obligations of Borrower to Agent and the Lenders described in the Loan Documents.

Operating Budget: A detailed listing of all anticipated annual income and expenses from and for managing, maintaining and operating the Property, prepared by Borrower or its agent and in form and substance acceptable to Agent.

Operating Statement: A current, detailed statement of income and expenses from and for managing, maintaining and operating the Property, in form and substance acceptable to Agent, certified as true, correct and complete by the chief financial officer of Borrower (or officer acting in a similar such capacity), and expressly showing all variations from the Operating Budget for the period covered thereby.

Pension Plan: Any employee pension benefit plan within the meaning of Section 3(2) of ERISA with respect to which Borrower or any ERISA Affiliate at any relevant time has liability or an obligation to contribute.

Permitted Encumbrances: The liens, charges and encumbrances on title to the Property listed on Exhibit D hereto, if any, or otherwise approved by the Agent in writing.

Permitted Transfer: The following transfers, pledges and other changes in the direct or indirect ownership interests in Borrower and/or Guarantor (which shall be permitted without payment of any fee to Agent or the Lenders):

(a) transfers of interests, admissions of additional members, limited partners or shareholders, and other structural changes, in Borrower, Guarantor, or any owner of a direct or indirect legal or beneficial interest in either of them, including, but not limited to, their respective partners, members or shareholders, provided that after giving effect thereto (i) B. Francis Saul II, B. Francis Saul III, members of their respective families, trusts for the benefit of any of the same and/or companies or other entities controlled directly or indirectly by any of the same, continue to (A) own and control, directly or indirectly, at least ten percent (10%), in the aggregate, of (x) the limited partnership units of Borrower, and (y) the common stock of Guarantor on a fully diluted basis, and (B) retain responsibility for the day-to-day management of the Property; and (ii) Guarantor continues to be the sole managing general partner of Borrower; and

(b) transfers of the publicly traded stock of Guarantor, provided that after giving effect thereto, B. Francis Saul II, B. Francis Saul III, members of their respective families, trusts for the benefit of any of the same and/or companies or other entities controlled directly or indirectly by any of the same, continue to (i) own and control, directly or indirectly, at least ten percent (10%), in the aggregate, of the common stock of Guarantor on a fully diluted basis, and (ii) retain responsibility for the day-to-day management of the Property.

For purposes of the foregoing, a pledge of any interest shall not constitute a transfer of such interest unless and until the interest so pledged has been transferred pursuant to a foreclosure of the lien of such pledge, provided that any such pledge shall not exceed one hundred percent (100%), in the aggregate, of the limited partnership interests in Borrower. As necessary, all representations and warranties of Borrower and Guarantor in the Loan Documents shall be deemed modified to conform to any such transfers, pledges or other changes.

Person: Any natural person, corporation, limited liability company, partnership (general or limited), limited liability partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

Plan: As defined in Section 5.16.

Plans: The construction documents for the Improvements, including the plans, drawings and specifications, as approved (or deemed approved) by Agent from time to time.

Pollutant: Any hazardous or toxic substance, waste or material, or other pollutant or contaminant (including but not limited to radioactive materials, gasoline, asbestos, ureaformaldehyde and polychlorinated biphenyls), as those terms are defined or used in any Environmental Law.

Pre-Leasing Test: As defined on Exhibit Q hereto.

Prime Rate: The rate publicly announced by Agent from time to time as its prime rate, as and when such rate changes; provided, however, that Agent may lend to its customers at interest rates that are above or below the Prime Rate.

Prime Rate Advance: Any portion of the Principal Balance which bears interest at the Prime Rate.

Principal Balance: One Hundred Fifty-Seven Million Five Hundred Thousand and 00/100ths Dollars ($157,500,000.00) or so much thereof as may have been advanced to or for the benefit of Borrower and remains unpaid from time to time.

Prior Advance: As defined in Section 3.5(d)(2).

Proffers: The approved development conditions of Arlington County special exception site plan no. 397, and all agreements contemplated thereby, whether or not existing in separate written form as of the date of this Agreement.

Project: A mixed use development located on two parcels of land straddling the North and South sides of Clarendon Boulevard between North Garfield and North Highland Streets comprised of approximately 244 rental apartment units, approximately 170,400 square feet of office space, approximately 42,300 square feet of ground floor and retail space and an underground parking garage containing approximately 600 spaces.

Project Architect: Torti Gallas and Partners, or such other architectural firm that may be selected by Borrower, subject to the approval of Agent, such approval not to be unreasonably withheld, conditioned or delayed.

Projected Sources: As defined in Section 5.3.

Property: The Land, the Improvements and the Equipment.

Protective Advances: Any amount advanced or expended by the Agent and/or the Lenders pursuant to the Loan Documents to preserve or protect the Lenders’ rights with respect to the Loan.

Recourse Reduction Debt Service Test: As defined in the definition of Debt Service Test.

Regulation D; Regulation U: Regulations D and U, respectively (or any substitute regulations), of the Board of Governors of the Federal Reserve System (or any successor thereto), together with all amendments from time to time thereto.

Regulatory Change: Any change, after the date of the initial funding of the Note, in United States federal, state or foreign laws, regulations or treaties, or the adoption or making after such date of any interpretations, directives or requests applying to Agent and/or the Lenders of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, excluding, however, for purposes of LIBOR Rate Advances, any such change which results in an adjustment of the reserve requirement specified by Regulation D and the effect of which is reflected in a change in rate applicable to any such LIBOR Rate Advance.

Reserves: The Interest Reserve, Contingency Reserve and Tenant Improvement Reserve.

Revolving Credit Agreement: As defined in Section 5.14.

Second Extension Period: As defined in Section 1.4.

Set-Off: A security interest granted by Borrower to Agent and the Lenders, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of the Borrower now or hereafter in the possession of Agent or the Lenders and the right to refuse to allow withdrawals from any account, subject to the terms of the Loan Documents and applicable law.

Sworn Construction Cost Statement: An itemized, certified statement of actual and estimated costs of the Property, in the form of Exhibit E attached hereto or to be attached hereto within ninety (90) days after the date hereof and hereby made a part hereof, signed and sworn to by Borrower (as indicated on Exhibit E hereto), as the same may be amended or supplemented with the approval of Agent from time to time, Section I of which is referred to as the “Summary Sworn Construction Cost Statement”.

Tenant Improvements: All finish improvements to the basic building shell of the Improvements for tenant space within the Improvements, as shown on the schedule thereof delivered by Borrower to Agent.

Tenant Improvement Reserve: A reserve of Loan proceeds to pay the costs of Tenant Improvements for retail and office space, the initial amounts of which shall be $2,750,085.00 and $10,310,760.00, respectively.

Tests: Such soil tests, chemical tests, materials tests and other tests and analyses as are appropriately required to confirm, with relative certainty, the absence of Pollutants from the Property.

Title Company: Commonwealth Land Title Insurance Company.

Title Policy: A loan policy of title insurance in favor of Agent for the benefit of the Lenders issued by the Title Company and complying with the requirements of Exhibit F attached hereto and hereby made a part hereof.

T-Note Rate: The annualized yield on ten (10) year United States Treasury notes having a maturity date closest to the Maturity Date, as determined by Agent in its sole discretion.

I. LOAN

1.1 Principal. Subject to the terms, provisions and conditions of this Agreement, each Lender severally, but not jointly, agrees to lend to Borrower pro rata in accordance with its Commitment Percentage, and Borrower agrees to borrow from the Lenders, the proceeds of the Loan, from time to time, in accordance with the terms hereof until the Maturity Date, for the purpose of constructing the Improvements and otherwise developing the Property. All advances of Loan proceeds shall be evidenced by the Note. Notwithstanding the expressed principal amount of the Note, Borrower shall not be obligated to repay more than the unpaid balance of advances made to or for the benefit of Borrower by Agent and the Lenders pursuant hereto and to the other Loan Documents, together with interest thereon at the rates specified below, computed on each Advance from the date it is made by the Lenders. In no event shall the Lenders be obligated hereunder to lend to Borrower more than Borrower has qualified to receive under the terms of Article III hereof.

1.2 Payment of Interest. Interest shall accrue on the Principal Balance from and after the date hereof. All interest payable hereunder shall be computed on the basis of a 360 day year, but shall be charged for the actual number of days principal is unpaid. Interest accruing in accordance herewith shall be payable, as accrued, on the first Business Day of each calendar month, commencing with the first Business Day of the next calendar month following the calendar month in which the Initial Advance is made to Borrower, and continuing on the first Business Day of each and every calendar month thereafter until the Principal Balance and all accrued interest thereon are paid in full. Agent shall provide a monthly notice to Borrower setting forth the amount of interest due and the due date thereof, which notice shall be mailed on or prior to the tenth (10th) day preceding the first day of each month; provided, however, that Borrower shall be obligated to pay interest on the Loan when due regardless of the date Borrower receives such notice. All unpaid, accrued interest shall be paid in full at the time the Principal Balance is paid in full.

In the event that the interest and/or charges in the nature of interest, if any, provided for by this Agreement or by any other Loan Document, shall contravene a legal or statutory limitation applicable to the Loan, if any, Borrower shall pay only such amounts as would legally be permitted; provided, however, that if the defense of usury and all similar defenses are unavailable to Borrower, Borrower shall pay all amounts provided for herein. If, for any reason, amounts in excess of the amounts permitted in the foregoing sentence shall have been paid, received, collected or applied hereunder, whether by reason of acceleration or otherwise, then, and in that event, any such excess amounts shall be applied to principal, unless principal has been fully paid, in which event such excess amount shall be refunded to Borrower.

1.3 Prepayment. The Principal Balance and accrued interest thereon may be prepaid in full or in part at any time, without premium or penalty, after a minimum of three (3) Business Days’ prior written notice from Borrower to Agent of the date of prepayment. In the event that Borrower shall fail to provide at least such three (3) Business Days’ notice when herein required, Agent will charge, and Borrower shall pay, additional interest on the amount prepaid, at the LIBOR Rate or at the Default Rate, whichever is then applicable, from the earlier of the date such notice is given or the date the prepayment is made through the date three (3) Business Days after the date of such notice or, if no notice is given, such prepayment. Each prepayment shall be in an amount not less than the lesser of $100,000.00 or the Principal Balance.

1.4 Maturity Date; Extension. If not sooner paid in accordance with the terms hereof, the Principal Balance, together with all unpaid interest accrued thereon, shall be due and payable, in full, on the Maturity Date; provided, however, the Maturity Date may be extended for two (2) additional periods of nine (9) months each (individually, the “First Extension Period” and the “Second Extension Period” and collectively, the “Extension Periods”) upon the written request (the “Extension Request”) of Borrower given not less than thirty (30) days nor more than ninety (90) days prior to the Maturity Date then existing, each such extension being subject to satisfaction of all of the following conditions:

(a) Payment on or before the first day of each Extension Period of the Extension Fee;

(b) With respect to the Second Extension Period, the Extension Debt Service Test shall be satisfied as of the first day of such Extension Period, as determined by Agent in its sole discretion exercised in good faith (assuming that all principal and interest payments due hereunder are paid in a timely manner after receipt by Agent of the Extension Request); provided, however, if the Extension Debt Service Test is not satisfied, Borrower may elect to satisfy this condition by paying a principal curtailment in an amount sufficient to reduce the Principal Balance as of the first day of the Second Extension Period such that the Extension Debt Service Test shall be satisfied as of such date, as determined by Agent in its sole discretion exercised in good faith (assuming that all principal and interest payment due hereunder are paid in a timely manner after receipt by Agent of the Extension Request);

(c) At the time of each Extension Request and on the first day of each Extension Period, there shall exist no uncured Event of Default (as hereinafter defined);

(d) Borrower shall deliver to Agent a title bringdown or, in the event Agent requires that any documentation be recorded in connection with such extension, an endorsement to the existing title insurance policy held by Agent on behalf of the Lenders in connection with the Loan, bringing current the effective date of such coverage setting forth no liens or encumbrances other than Permitted Encumbrances and stating that the coverage afforded by such title insurance policy, or the agreements thereunder, shall not be affected because of such extension;

(e) Completion of the Improvements has been achieved to the satisfaction of Agent and all certificates of occupancy and use permits shall have been issued in connection therewith;

(f) Borrower shall deliver to Agent all financial information relating to Borrower and the Guarantor required hereunder, and such information shall reflect that no Materially Adverse Effect (as defined in the Deed of Trust), financial or otherwise, as determined by Agent, in its sole discretion exercised in good faith, shall have occurred with respect to Borrower;

(g) Borrower shall deliver to Agent on or before the then existing Maturity Date such documentation as Agent may reasonably require in connection with such proposed extension, all of which shall be in form and substance acceptable to Agent;

(h) Borrower shall pay all costs and expenses reasonably incurred by or on behalf of Agent in connection with such extension, including appraisal fees, internal or external appraisal review fees, inspection fees, legal fees and such other professional services which Agent requires; Borrower shall also pay survey costs and costs of environmental studies and reports if such survey(s) and/or environmental studies or reports are deemed necessary by Agent pursuant to Agent’s internal policies or pursuant to applicable laws, rules or regulations; the payment by Borrower of these costs and expenses shall not be credited, in any way or to any extent, against any portion of the outstanding balance of the Loan; and

(i) At the time of each Extension Request and on the first day of each Extension Period, Agent shall have determined that the Loan is in balance pursuant to Section 3.2.

Notwithstanding Borrower’s right to extend the Maturity Date of the Loan as set forth above, Borrower hereby agrees that Agent and the Lenders shall have no commitment or obligation to extend the Maturity Date unless each of the foregoing conditions shall have been satisfied.

1.5 Calculation of Interest. From and after the date hereof, and until the date on which the Note is paid in full, Borrower shall pay interest only on the outstanding Principal Balance at the rate per annum equal to the LIBOR Rate, except as otherwise provided in this Agreement and the Loan Documents.

1.6 Regulatory Costs. Notwithstanding any other provision herein, if any Regulatory Change shall change the basis of taxation of payments to the Lenders of the principal of or interest on any LIBOR Rate Advance or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of the Lenders by the jurisdiction in which the Lenders have their principal offices or by any political subdivision or taxing authority therein), or shall subject the Lenders to any new or additional charge, fee, withholding or tax of any kind with respect to the Loan hereunder or change the method of taxation of the Loan or impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit or loan commitments extended by, the Lenders (except any such reserve requirement which is reflected in LIBOR) or shall impose on the Lenders or the London interbank market any other condition affecting this Agreement, the Note or the LIBOR Rate Advances made by the Lenders, and the result of any of the foregoing shall be to increase the cost to the Lenders of making or maintaining any LIBOR Rate Advance or to reduce the amount of any sum received or receivable by the Lenders hereunder (whether of principal, interest or otherwise) in respect thereof, by an amount deemed by such Lender to be material, then Borrower shall pay to Agent for the benefit of such Lender upon demand, such additional amount or amounts as will compensate such Lender for such additional costs or reduction, including lost income resulting therefrom as reasonably determined by such Lender. A statement from such Lender setting forth such amount or amounts as shall be necessary to so compensate such Lender shall be delivered to Borrower and shall, in the absence of manifest error, be conclusive and binding upon Borrower. Borrower shall pay Agent on behalf of such Lender the amount shown as due on any such statement within ten (10) Business Days after its receipt of the same. Failure on the part of any Lender to demand compensation for any increased costs, lost income or reduction in amounts received or receivable shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable. The protection under this section shall be available to the Lenders regardless of any possible contention of the invalidity or inapplicability of any law, regulation or directive which shall give rise to any demand by the Lenders.

1.7 Inability to Determine LIBOR. In the event that on any date for determining the LIBOR Rate, Agent shall determine (which determination shall be conclusive in the absence of manifest error) that, by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the LIBOR Rate, Agent shall promptly give to Borrower notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances, and the Principal Balance shall bear interest at a rate based upon an alternate index selected by the Agent, reasonably comparable to that of LIBOR, intended to generate a return substantially the same as that generated by the LIBOR Rate. If at any time subsequent to Agent’s giving of such notice, Agent determines that because of a change in circumstances the LIBOR Rate is again available to Borrower, Agent shall so notify Borrower and shall convert the rate of interest payable with respect to such portion of the Principal Balance from such alternative rate to the LIBOR Rate. Nothing in this Section shall affect the LIBOR Rate then in effect on any LIBOR Rate Advance outstanding at the time of receipt by Borrower of such notice until the expiration of the LIBOR Rate period in effect with respect to such LIBOR Rate Advance at such time.

1.8 Illegality. Notwithstanding anything to the contrary herein contained, if any Regulatory Change shall make it unlawful for Agent and/or the Lenders to make or maintain any LIBOR Rate Advance or to give effect to its obligations as contemplated hereby, then, by written notice to Borrower, Agent may:

(a) declare that LIBOR Rate Advances will not thereafter be made hereunder, in which event Borrower shall be prohibited from requesting LIBOR Rate Advances, and the Lenders shall not be required to make LIBOR Rate Advances to Borrower, hereunder unless such declaration is subsequently withdrawn; and

(b) require, but only to the extent and for so long as the Regulatory Change affects outstanding LIBOR Rate Advances, that all outstanding LIBOR Rate Advances made by Lenders be converted to Prime Rate Advances as of the effective date of such notice as is hereinafter provided for (notwithstanding any provisions of the Note or this Agreement to the contrary), and interest shall accrue thereon, from and after said date, at the Prime Rate or the Default Rate, whichever is then applicable. For purposes of this Section, a notice to Borrower by Agent shall be effective, if lawful, on the date of receipt by Borrower.

1.9 Capital Adequacy. Borrower shall also pay to the applicable Lenders from time to time on demand such amounts as such Lender may determine to be necessary to compensate such Lender for any costs which such Lender determines are attributable to the extension of credit hereunder in respect of any amount of capital maintained by such Lender or any of its affiliates pursuant to any law, guideline or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority enacted, whether proposed on the date of this Agreement or enacted, promulgated or issued after the date of this Agreement, but only to the extent that such costs are charged generally by such Lender to similarly situated borrowers in similar loan transactions; provided, however, that the applicable Lender(s) shall use good faith efforts to provide Borrower with notice of such amounts not later than ten (10) Business Days after the date on which such Lender(s) learn of the same. Without limiting the foregoing, such compensation shall include an amount equal to any reduction in return on assets or return on equity to a level below that which the Lenders could have achieved absent their extension of credit hereunder and but for such law, regulation, interpretation, directive or request. Each Lender will notify Agent as promptly as practicable after it determines to demand such compensation.

1.10 [Intentionally Omitted].

1.11 Default Rate. If a default shall occur and continue beyond any applicable notice, cure or grace period under the Note, this Agreement or any of the other Loan Documents or the entire Principal Balance, all interest accrued thereon, and all other amounts payable under the Loan have not been repaid on or before the Maturity Date, then the entire Principal Balance shall (without notice to or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon and all other amounts payable under the Loan, and with interest computed thereon from and after that date at a rate which is five percent (5%) per annum in excess of the current rate of interest accruing on the Principal Balance, or at the maximum lawful rate of interest which may be charged thereon by Agent, if any, whichever is less (hereinafter called “Default Rate”), until all such amounts are paid in full.

1.12 Late Payment Charge. In the event that any required payment of principal and/or interest hereunder (other than full payment at maturity) is not made within five (5) days of the due date thereof, Borrower shall pay to Agent an additional payment of a late payment charge to compensate for Lenders’ loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to five percent (5.0%) of such delinquent payment. In the event the maturity of the indebtedness hereunder is accelerated by Agent, this section shall apply only to payments overdue prior to the time of such acceleration.

1.13 Effective Rate. Borrower, Agent and the Lenders agree that no payment of interest or other consideration made or agreed to be made by Borrower to Agent and/or the Lenders pursuant to this Agreement, the Note, the Deed of Trust or any other instrument referring to or securing the Note shall, at any time, be deemed to have been computed at an interest rate in excess of the maximum rate of interest permissible by law, if any. In the event such payments of interest or other consideration provided for in this Agreement, the Note, the Deed of Trust or any other instrument referring to or securing the Note shall result in payment of an effective rate of interest which, for any period of time, is in excess of the limit of the usury law or any other law applicable to the Loan evidenced by the Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party or parties hereto, be applied to the Principal Balance immediately upon receipt of such monies by Agent with the same force and effect as though Borrower had specifically designated, and Agent had agreed to accept, such extra payments as a principal payment, without premium or penalty. If principal has been fully paid, any such excess amount shall be refunded to Borrower. This provision shall control over every other obligation of Borrower, Agent and the Lenders hereunder and under the Note, the Deed of Trust and any other instrument which secures the Note.

1.14 Payments. All payments made under the Note shall be applied to any late payment charge then due, to accrued interest, to the Principal Balance and, if Agent and the Lenders have advanced any sums under the terms of any instrument which secures the Note, to repayment of the funds so advanced, even though the same have become part of the Principal Balance, together with interest thereon at the Default Rate, in such order as Agent, at its option, may elect. All payments made under the Loan shall be made in immediately available funds, without counterclaim or set off and free and clear of, and without any deduction or withholding for any taxes or other payments.

1.15 Fees. On the date hereof and on or before the dates set forth therein, Borrower shall pay Agent all fees, costs and expenses referenced in the Fee Letter. The agency fee set forth in the Fee Letter is for the services to be performed by Agent in acting as Agent and is fully earned on the date paid. The agency fee paid to the Agent is solely for its own account and is nonrefundable.

1.16 No Waiver by Agent. Agent shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by Agent. All rights and remedies of Agent under the terms of this Agreement, the Note, or any of the other Loan Documents, and under any statutes or rules of law shall be cumulative and may be exercised successively or concurrently. Any provision of this Agreement and the Note which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

II. CONDITIONS OF BORROWING

Neither Agent nor the Lenders shall be required to make any advances hereunder until the pre-closing requirements, conditions and other requirements set forth below have been completed and fulfilled to the satisfaction of Agent, at Borrower’s sole cost and expense. It is agreed, however, that Agent and the Lenders may, in their discretion, make advances prior to completion and fulfillment of any or all of such pre-closing requirements, conditions and requirements, without waiving their right to require such completion and fulfillment before any additional advances are made.

2.1 Pre-Closing Requirements. At least five (5) Business Days prior to the closing of the Loan, Borrower shall provide to Agent each of the following, in form and substance acceptable to Agent.

(a) A commitment for the Title Policy or a preliminary title report from the Title Company, complying with the standard requirements of Agent therefor, a copy of which has been delivered to Borrower.

(b) Two (2) complete sets of the Plans for the Improvements set forth in Exhibit M. All mechanical, electrical, structural and other specialized drawings for the Improvements shall be signed by licensed engineers of the respective disciplines normally responsible for such drawings. All portions of such Plans prepared by the Project Architect shall be signed by the Project Architect.

(c) The General Contractor’s construction contract and the guarantee given to Owner in connection therewith (collectively, the “Construction Contract”) and a schedule of values of all trades, the Project Architect’s agreement (the “Architect’s Agreement”), a schedule listing all subcontracts signed to date relating to the construction of the Improvements on the Property, and such other contracts, subcontracts and schedules relating to the Property as Agent may reasonably require to the extent then executed.

(d) Three (3) copies of a current, certified ALTA/ACSM land title survey prepared in accordance with Agent’s standard requirements therefor, copies of which have been delivered to Borrower.

(e) Soil reports on the Land, showing that the soil will adequately support the Improvements.

(f) An Environmental Audit running to the benefit of Agent, satisfactory to Agent, and all reports, data and other information produced in connection with the Tests. The Environmental Audit shall also specify whether or not any environmental assessment, study or statement with respect to the Property is required by any Governmental Requirement. If such an assessment, study or statement is so required, Borrower shall provide a copy thereof to Agent.

(g) Copies of insurance policies or certificates of insurance for Borrower and the General Contractor written by insurers satisfactory to Agent and in amounts satisfactory to Agent, prepared in accordance with Agent’s standard requirements therefor, a copy of which has been delivered to Borrower. Agent confirms that the insurance coverage currently carried by Borrower and General Contractor, as previously provided to Agent, is currently satisfactory as to the insurer and all other requirements; provided, however, nothing contained herein shall be deemed to limit Agent’s right to modify its insurance requirements from time to time.

(h) Borrower’s estimated schedules for construction of the Improvements and for disbursement of the Loan proceeds.

(i) Copies of all building permits required for the then current stage of construction of the Improvements, and a schedule of all other necessary licenses and permits which must be obtained in order to occupy and operate the Property.

(j) A zoning opinion from Borrower’s counsel in form and substance acceptable to Agent.

(k) An appraisal of the Property showing an “as stabilized” loan to value ratio less than or equal to seventy-five percent (75%), addressed to Agent, prepared by an M.A.I. appraiser acceptable to Agent.

(l) Letters addressed to Agent from the suppliers confirming the availability of water, storm and sanitary sewer, gas, electric and telephone utilities for the Improvements, prepared in accordance with Agent’s standard requirements therefor, copies of which have been delivered to Borrower.

(m) A Certificate of the Project Architect (the “Architect’s Certificate”) addressed to Agent, prepared in accordance with Agent’s standard requirements therefor, a copy of which has been delivered to Borrower. Borrower agrees that it shall not, without the prior written consent of Agent, consent to any release or settlement of any claims under the Architect’s Certificate or any agreements pursuant to which the Plans and Specifications were, or are to be, prepared, including, but not limited to, any architect’s contracts, which consent shall not be unreasonably conditioned, withheld, or delayed given the overall interests of constructing the Improvements and otherwise developing the Property.

(n) UCC chattel lien searches from the Maryland State Department of Assessments and Taxation (“MSDAT”) in the name of Borrower.

(o) A Certificate of Good Standing for Borrower, currently issued by MSDAT; copies of Borrower’s Limited Partnership Agreement, Certificate of Limited Partnership currently certified by MSDAT, Certificate of Fact currently issued by the Virginia State Corporation Commission, and resolutions of Borrower’s general partner authorizing the transaction described herein, all currently certified by Borrower’s general partner; a Certificate of Good Standing for Guarantor, currently issued by MSDAT; and copies of the Guarantor’s Articles of Incorporation, currently certified by MSDAT, and Guarantor’s Bylaws, all currently certified by Guarantor.

(p) A copy of each agreement relating to the management, operation or maintenance of the Property.

(q) A proposed Operating Budget for the Property.

(r) The most current available annual financial statements for Borrower and Guarantor on a consolidated basis, as well as financial statements on a consolidated basis for each of the three (3) full fiscal years of Guarantor immediately preceding the time period covered by said current financial statements;

(s) All property tax information regarding the Property requested by Agent;

(t) The Sworn Construction Cost Statement for the Property;

(u) A flood zone certification indicating that the portion of the Property on which the Improvements are located is not located in a flood plain or any other flood prone area, as designated by any governmental agency; provided, however, that if the portion of the Property on which the Improvements are so located, Borrower shall obtain and deliver to Agent evidence of flood insurance acceptable to Agent;

(v) A copy of any subdivision plat and site plan for the Property;

(w) One or more standard forms of lease to be used by Borrower in leasing residential, retail and office space within the Property;

(x) Copies of the Leadership Agreements;

(y) Copies of the Proffers;

(x) Other agreements, documents and exhibits, without limitation, which may be required, in Agent’s judgment, exercised in good faith, to assure compliance with the requirements of this Agreement.

In addition to the above, at least five (5) Business Days prior to the initial advance of Loan Proceeds, Borrower shall provide to Agent evidence satisfactory to Agent that Borrower has contributed to the Property cash equity in an amount not less than $29,735,331.00 prior to the date hereof.

2.2 Loan Documents. Except to the extent expressly set forth below in this Section 2.2, on or before the date of closing of the Loan, Borrower shall execute and deliver (or cause to be executed and delivered) to Agent the following documents in form and substance acceptable to Agent and to its counsel, to evidence and secure the Loan:

(a) The Note.

(b) The Deed of Trust.

(c) This Agreement.

(d) An Assignment of Leases and Rents.

(e) An Indemnification Agreement.

(f) A first security interest in all Equipment and in all of Borrower’s intangible property relating to the Property, created and evidenced by a security agreement (which may be incorporated within the Deed of Trust) and by appropriate Uniform Commercial Code financing statements.

(g) A covenant compliance certificate, in the form attached hereto as Exhibit O.

(h) The Fee Letter.

(i) An assignment of the Plans and of the Project Architect’s agreement pursuant to which the same were prepared, along with written acknowledgment from the Project Architect authorizing Agent to rely on and utilize the Plans, without additional charge, and further confirming to Agent that, if an Event of Default has occurred, the Project Architect will cooperate with Agent regarding the completion of construction of the Property.

(j) An assignment of the Construction Contract for the Property and an agreement from the General Contractor to honor and perform the same for Agent in the event of an Event of Default under the Loan Documents.

(k) Such other documents as Agent may reasonably require to evidence and secure the Loan.

Agent may designate which of the Loan Documents are to be placed of record, the order of recording thereof, and the offices in which the same are to be recorded. Borrower shall pay all documentary, recording and/or registration taxes and/or fees, if any, due upon the Loan Documents.

2.3 Title Insurance. Agent shall have received a pro forma copy of the Title Policy.

2.4 Opinion of Borrower’s Attorneys. Agent shall have received from outside counsel for Borrower and Guarantor a current written opinion, subject to customary assumptions and qualifications, in scope, form and substance acceptable to Agent.

III. ADVANCES OF LOAN PROCEEDS

3.1 General. Subject to the terms and conditions set forth in this Agreement, each Lender shall, pro rata according to such Lender’s Commitment Percentage of the Committed Amount, make advances for the benefit of Borrower, not more frequently than once per month, in such amounts as Borrower may request, in accordance with the terms of this Agreement. All monies advanced by Agent and the Lenders (including amounts payable to Agent and the Lenders and advanced by Agent and the Lenders to themselves pursuant to the terms hereof) shall constitute loans made to Borrower under this Agreement, evidenced by the Note and this Agreement and secured by the other Loan Documents, and interest shall be computed thereon, as prescribed by this Agreement and the Note, from the date of the Advance, whether or not an Advance made to the Title Company is fully disbursed by the Title Company or is withheld in full or in part.

Subject to Section 6.2(e), Agent reserves the right, exercisable after the occurrence of an Event of Default and for so long as such Event of Default exists, to make advances of amounts which are allocated to any of the designated items in the Sworn Construction Cost Statement for such other purposes or in such different proportions as Agent may, in its sole discretion exercised in good faith, deem necessary or advisable.

No advance shall constitute a waiver of any condition precedent to the obligation of the Lenders to make any further advance. All conditions precedent to the obligation of the Lenders to make any advance are imposed hereby solely for the benefit of Agent and the Lenders, and no other party may require satisfaction of any such condition precedent or shall be entitled to assume that Agent and the Lenders will make or refuse to make any advance in the absence of strict compliance with such condition precedent.

Lenders may advance to themselves, when due after the occurrence of an Event of Default and for so long as such Event of Default exists, from the proceeds of the Loan, without further order or request from Borrower, all interest payable to the Lenders under the terms hereof or of the Note, and shall, at Agent’s option, advance to Agent all other sums then due under this Agreement or under any of the other Loan Documents, including but not limited to fees, attorneys’ fees, Inspecting Architect’s fees and all out-of-pocket expenses incurred by Agent in connection with this Agreement and the other Loan Documents. After the occurrence of an Event of Default and for so long as such Event of Default exists, Agent shall also have the right, but not the obligation, to advance and directly apply the proceeds of the Loan to the satisfaction of any of Borrower’s other obligations hereunder or under any of the other Loan Documents.

In the event that the total amount of the Loan exceeds the amount needed to fully pay all cost allocations set forth on the Sworn Construction Cost Statement approved by Agent, Agent and the Lenders shall not be required to advance, and Borrower shall not be entitled to receive, the excess. Upon extension of the Maturity Date as herein provided, Borrower shall not be entitled to borrow, and Agent and the Lenders shall not be obligated to advance, additional proceeds of the Loan.

3.2 Loan In Balance. Agent and the Lenders shall not be obligated to make any advance of Loan proceeds unless and until Borrower has provided Agent with evidence, acceptable to Agent, that the Loan is in balance: i.e., that all remaining unpaid costs of the Property for the remaining period until the Maturity Date, as determined by Agent, in its sole discretion exercised in good faith, including the Reserves, do not exceed the sum of the amount of the Loan proceeds not yet advanced by the Lenders, the remaining amount, if any, to be contributed in respect of the Equity Requirement, and the net operating income from the Property reasonably projected to be received during such period. The initial amount of the Reserves has been designated in the Sworn Construction Cost Statement. The required amount of said Reserves shall decline as costs and payments for which they are maintained are paid therefrom; provided, however, that the amount of any such Reserves shall never decline below an amount sufficient to pay all costs and payments for which it is maintained which then remain unpaid, as determined by Agent. If the Reserves become depleted, such depletion shall not limit Borrower’s obligation hereunder to pay all sums which otherwise would have been payable from such Reserves.

Notwithstanding any provision of this Agreement to the contrary, in the event that Agent or Borrower determines in good faith that the Loan is not in balance, it shall notify the other party hereto of such determination, and Borrower shall, within ten (10) Business Days, deposit with Agent funds equal to said insufficiency in order to bring the Loan back into balance. Said funds shall be disbursed by Agent pursuant to and in accordance with the disbursement procedures set forth in this Agreement prior to any advances by Agent or the Lenders of additional Loan proceeds.

3.3 Inspections. Agent, the Title Company, the Inspecting Architect, Consultants and their representatives shall have access to the Property at all reasonable times and shall have the right to enter the Property and to conduct such inspections thereof as they shall reasonably deem necessary or desirable for the protection of the interests of Agent and the Lenders.

Agent may retain the Inspecting Architect, and any other consultants deemed necessary or desirable by Agent, in its sole discretion exercised in good faith, at Borrower’s expense, to make periodic inspections of the Property and to review all change orders relating to the Property. Agent may request the Inspecting Architect, before any advance of Loan proceeds is made, to inspect all work and materials for which payment is requested and all other work upon the Property, review the current Draw Request, approve such work and Draw Request and/or submit to Agent a progress inspection report. Agent may also retain such other Consultants as Agent reasonably deems necessary or convenient to perform such services as may, from time to time, be required by Agent in connection with the Loan, this Agreement, the other Loan Documents or the Property.

Neither Borrower nor any third party shall have the right to use or rely upon the reports of the Inspecting Architect or any other reports generated by Agent or its Consultants for any purpose whatsoever, whether made prior to or after commencement of construction. Borrower shall be responsible for making its own inspections of the Property during the course of construction and shall determine to its own satisfaction that the work done and materials supplied are in accordance with applicable contracts with its contractors. By advancing funds after any inspection of the Property by Agent or the Inspecting Architect, Agent shall not be deemed to waive any Event of Default, waive any right to require construction defects to be corrected, or acknowledge that all construction conforms with the Plans.

Notwithstanding any provision of this Agreement to the contrary, in the event that Agent should determine in good faith that the actual quality or value of the work performed or the materials furnished does not correspond with the quality or value of the work required by the Plans, Agent shall notify Borrower of its objections thereto, and, as soon as reasonably practicable, Borrower shall correct the conditions to which Agent objects if such conditions are not in accordance with the Plans.

3.4 Responsibility of Agent and the Lenders. It is expressly understood and agreed that neither Agent nor the Lenders assume any liability or responsibility for the sufficiency of the Loan proceeds to complete the Property, for protection of the Property, for the satisfactory completion of the Property, for inspection during construction, for the adequacy or accuracy of the Sworn Construction Cost Statement, for any representations made by Borrower, or for any acts on the part of Borrower or its contractors to be performed in the construction of the Property.

3.5 Advance Procedures.

(a) Borrower shall submit to Agent a copy of the Sworn Construction Cost Statement for the Property, and shall advise Agent of the names of each Contractor providing goods or services in connection with the development and construction of the Improvements. If requested by Agent, Borrower shall also furnish to Agent a copy of each contract with each of the Contractors. Borrower shall keep the Agent advised at all times of the names of all Contractors, and of the type of work, material or services and of the dollar amount covered by each of their respective contracts with Borrower or with the General Contractor. It is understood that only Contractors whose names, contract descriptions and, after a request therefor, contracts have been furnished to Agent shall be entitled to receive disbursements of Loan proceeds under this Agreement. Borrower shall also provide or cause to be provided to Agent a date down of the Title Policy.

(b) Borrower shall either (a) refrain from commencing construction of, and from accepting delivery of materials for, the Property prior to the recording of the Deed of Trust, or (b) provide such evidence and/or documents to the Title Company as shall be sufficient to secure from the Title Company priority insurance over all possible mechanic’s lien claims, relating to construction of the Improvements that may have commenced prior to the recording of the Deed of Trust.

(c) Subject to the provisions of this Section 3.5(c), Borrower may obtain advances for disbursement to Contractors only to the extent of the amount of the contract work satisfactorily completed or materials actually incorporated into the Property by each such Contractor in accordance with his contract, less retainage determined and held in accordance with the terms of the Construction Contract. Borrower agrees that all sums requested hereunder for disbursement to each Contractor shall not exceed that amount; provided, however, Agent will, at Borrower’s request, make Advances for materials, supplies and equipment purchased for the Improvements stored on-site, or off-site within the continental United States, in either case which materials will largely be those made specifically for inclusion in the Improvements rather than being stock goods, the aggregate of which Advances shall not at any time exceed $2,500,000, and otherwise in accordance with the provisions of the balance of this Section 3.5(c).

Borrower may not obtain advances for disbursement to Contractors for the cost of materials acquired for the Property and stored on-site but not yet incorporated therein, unless Agent has received and approved (i) such financing statements and other documents and evidence as Agent may reasonably require sufficient to create, perfect and protect a first lien on said materials (including, but not limited to, lien searches) which such documents and evidence Agent shall request, to the extent Agent determines them to be necessary, promptly after receipt of the applicable Draw Request Form, (ii) evidence that upon payment therefor Borrower has acquired title to the same and that the same are covered by all risk insurance covering 100% of the total value of said materials, with Agent, Borrower and the General Contractor as named insureds under the policy; (iii) such materials are reasonably protected against theft or damage as determined by the Inspecting Architect; (iv) the Inspecting Architect

has viewed and inspected such materials; and (v) in the opinion of the Inspecting Architect, the stored materials are physically secured and can be incorporated into the Improvements within ninety (90) days. Each request for an advance of Loan proceeds for materials to be stored on-site shall constitute Borrower’s representation to Agent and Lenders that the conditions set forth in items (i) through (v) above in this paragraph have been satisfied.

Borrower may not obtain advances for disbursement to Contractors for the cost of materials acquired for the Property and stored off-site but not yet incorporated therein, unless Agent has received and approved (i) such security agreements, financing statements and other documents and evidence as Agent may reasonably require sufficient to create, perfect and protect a first lien on said materials including, but not limited to, lien searches which materials Agent shall request, to the extent Agent determines them to be necessary, promptly after receipt of the applicable Draw Request Form, (ii) evidence that Borrower has acquired title to the same and that the same are covered by all risk insurance covering 100% of the total value of said materials for all periods until delivery of the same to the Property, with Agent, Borrower and the General Contractor as named insureds under the policy; (iii) information regarding the place of storage therefor on the Land, in a secure or bonded warehouse or at other facilities or locations off the Property reasonably acceptable to Agent (the Agent agreeing for this purpose that the premises of the supplier or subcontractor from which the materials are being obtained shall be an acceptable location); (iv) certification from the supplier or subcontractor that the materials are stored in a secure manner at a location separate from any materials not owned by Borrower and are clearly identified as owned by Borrower and subject to a security interest in favor of Agent on behalf of the Lenders; and (v) a written statement from the holder of said materials to the effect that Borrower and/or the General Contractor, or their representatives may freely inspect said materials at all reasonable times upon reasonable advance notice (Borrower agreeing that, for this purpose, Agent and the Inspecting Architect shall be identified to such holder as such a representative). Each request for an advance of Loan proceeds for materials to be stored off-site shall constitute Borrower’s representation to Agent and Lenders that the conditions set forth in items (i) through (v) above in this paragraph have been satisfied.

Borrower covenants to deliver to Agent, within ten (10) days of any such Advance: (A) for materials owned by Borrower outright, (x) paid bills and original warehouse receipts or other documents of title which correspond to the materials so purchased and stored, (y) a statement from the seller of said materials to the effect that title thereto has passed to Borrower outright, and that no lien has or will be filed or claimed by the seller in connection therewith and (z) a certificate of Borrower to the effect that said materials are owned by Borrower outright, free and clear of all liens other than the lien held by or on behalf of Lenders and that all of the applicable terms of this paragraph have been complied with and (B) for materials for which the advance was paid as a down payment or deposit, (1) paid bills and original warehouse receipts, as applicable, which correspond to the materials to which a deposit or down payment was made, (2) a statement from the seller of said materials to the effect that all payments due and payable with respect to such materials have been paid, together with lien waivers, if appropriate, in connection therewith, and (3) a certificate of Borrower to the effect that all of the applicable terms of this paragraph have been complied with (the representations set forth above and the statements contained in such certificates shall be deemed to be “representations and warranties” of Borrower with the same force and effect as if they had been set forth in Article IV and the accuracy thereof shall be subject to independent verification by Agent and the Inspecting Architect).

Agent and the Lenders shall not be required to make the final advance for the payment of the full amount of each Contractor’s contract until Agent is satisfied that such Contractor’s portion of the work on the Improvements has been completed in accordance with the approved Plans, and compliance with all requirements set forth in this Agreement.

(d) Whenever Borrower desires to obtain an advance of Loan proceeds, Borrower shall submit a signed Draw Request, in the form of Exhibit K hereto or such other form as Agent may reasonably require, to Agent and to the Inspecting Architect at least ten (10) Business Days prior to the date on which the requested advance is to be made (“Advance Date”) and within three (3) Business Days after receipt thereof, Agent shall provide a complete copy of such Draw Request (including the supporting detail provided pursuant hereto) to the Lenders. Borrower shall also simultaneously submit to Agent the following:

(1) A certificate (which may be incorporated in or attached to the Draw Request) relating to each Contractor who is to receive a disbursement from the advance, signed by the Project Architect, or by another construction supervisor approved by Agent (provided that in the case of Contractors engaged directly by Borrower, such certification shall be made by Borrower), stating that each such Contractor has satisfactorily completed the work for which disbursement (less any required retainage) is requested in such Draw Request. Such certificate shall be provided on AIA Form G702/703.

(2) An unconditional waiver of mechanic’s lien and/or materialman’s lien, executed by the General Contractor and each direct subcontractor of the General Contractor to which any portion of the immediately preceding advance (“Prior Advance”) of Loan proceeds was paid, covering liens for all work done and materials supplied for which disbursement was made from the Prior Advance, in the form required by Agent and, if appropriate, the Title Company. Such waivers shall be submitted in each case, unless the Agent determines that such Advance does not include payment for any lienable work. Agent hereby approves the form of lien waiver attached hereto as Exhibit J.

(3) To the extent not yet fully contributed, evidence satisfactory to Agent of the contribution, since the date of the last Advance, of additional equity in respect of the Equity Requirement, in an amount not less than the amount of the Requested Advance.

(4) Such other supporting evidence as may be reasonably requested by the Agent to establish the cost or value of the Improvements for which disbursement is to be and has been made.

(e) Prior to the initial disbursement of Loan proceeds, upon Completion of the Improvements, and prior to the final disbursement for construction costs of the Improvements, Borrower shall furnish to Agent and the Title Company six (6) copies of an acceptable survey, showing the exact location of the Improvements. When the foundation for the Improvements is completed, Borrower shall furnish to Agent and the Title Company six (6) copies of a wall check survey in form and substance satisfactory to Agent. Disbursements shall be made by the Agent only if the Title Company has confirmed in writing its willingness to insure over any adverse matters shown by such survey (to the extent such affirmative coverage is acceptable to Agent) or such matters are otherwise addressed to the satisfaction of Agent.

Agent and/or Borrower shall provide notice to the Title Company when Agent has determined that a requested Advance is approved, at which time the Title Company shall date down its examination of title. The Title Company shall (i) give Agent immediate notice by telephone if any intervening liens are disclosed (other than those expressly listed in the Title Company’s loan policy of title insurance or subsequent amendments thereto previously given to Agent), and (ii) on the date of each Advance, deliver to Agent a written continuation of said loan policy of title insurance, dated as of the relevant Advance Date, insuring the priority of the lien of the Deed of Trust in an amount equal to advances made by the Lenders through such date. If any such intervening liens or other matters, which are not bonded over by Borrower or otherwise permitted by this Agreement and may, in Agent’s or the Majority Lenders’ reasonable determination, jeopardize the Lenders’ security interest in the Property, are disclosed by said continuation or are in any other manner discovered by the Title Company or Agent, the Agent may (or shall, upon the written direction of the Majority Lenders), refrain from making further disbursements until Agent (following withdrawal of Majority Lenders’ written direction to refrain from further disbursements, if applicable) notifies the Title Company that such intervening liens or other matters have been waived by the Agent or the Majority Lenders, as applicable, or satisfied. Upon demand of Agent, Borrower shall promptly cause any such liens or other matters to be satisfied of record or bonded, or shall make other arrangements with respect to the discharge thereof or other protection with respect thereto satisfactory to Agent.

On each Advance Date, if all the terms and conditions of this Agreement have been complied with by Borrower, to the satisfaction of Agent, if no default or Event of Default exists hereunder or under any of the other Loan Documents, Agent shall advance to Borrower (or, at Borrower’s direction, to the General Contractor) in a manner satisfactory to the Agent, the principal amount of the requested advance (less any required retainage, if applicable, and less amounts payable to and advanced by Agent to itself and the Lenders).

(g) The provisions of this Agreement requiring submission of the Architect’s Certificate and related documents and the required retainage shall not apply with respect to Loan proceeds to be disbursed for the items listed below, which may be disbursed in full upon submission of a Draw Request listing such items signed by Borrower or Agent and/or the following special documentation, if any, to Agent or as otherwise provided by this Agreement:

ITEM	SPECIAL DOCUMENTATION

Agent or Lender charges (interest, fees, etc.)	None other than notice to Borrower during periods when no Event of Default remains uncured

Attorneys’ fees (including Agent’s counsel) and Inspecting Architect’s fees	Copies of Statements providing general description of work for total amount of each request

Real estate taxes on the Property	Copies of Bills

Insurance Premiums	Copies of Statements

Other indirect (non-construction) items	As reasonably specified by Agent and, if appropriate, the Title Company

Soft costs aggregating less than $10,000 per vendor for any Draw Request	None

If Borrower directly pays certain costs of construction, the Agent may disburse Loan proceeds, advanced for payment of such construction costs, directly to Borrower, as a reimbursement for such payment; provided that all of the other requirements of this Agreement, including, but not limited to, the presentation of waivers of lien with respect thereto, are fulfilled.

(h) Agent may take such steps as it may deem appropriate, at its option, to verify the application of Loan proceeds to work done and material furnished for the Property, and to vary the disbursement procedures herein set forth, if the same becomes necessary or desirable, in Agent’s sole discretion exercised in good faith, to assure the proper application of Loan proceeds and/or to preserve the first lien status of the Deed of Trust with respect to disbursements made pursuant hereto, including, but not limited to, making disbursements directly to subcontractors after the occurrence of an Event of Default and for so long as such Event of Default exists. However, Agent shall not be obligated to conduct any such verification or to so vary said procedures.

(i) The Borrower shall keep records showing the names of all Contractors and other payees to whom disbursements of Loan proceeds are made, the date of each disbursement, and the amount of each disbursement, which records may be inspected by Agent.

(j) In the event that the Agent shall determine, in its reasonable judgment, that proper documentation to support a given disbursement, as required by this Agreement, has not been furnished, the Agent shall withhold payment of all or such portion of such disbursement as shall not be so supported by proper documentation, and shall promptly notify Borrower of the discrepancy in or omission of such documentation. Such funds shall remain available for advancement under this Agreement, if the requirements hereof with respect thereto are later met.

(k) Borrower shall be responsible for making inspections of the Property during the course of construction, and shall determine to its own satisfaction that the work done or material supplied by the Contractors to whom disbursements are to be made out of each advance has been properly done or supplied in accordance with applicable contracts with such Contractors. The Title Company and the Agent shall not be required to conduct any inspections of the Property.

(l) It is expressly understood and agreed that neither Agent nor any Lenders assume any liability or responsibility for the satisfactory completion of the Improvements, for the adequacy of funds advanced or disbursed pursuant hereto to complete the Improvements, for inspections during construction, or for any acts on the part of Borrower or the Contractors to be performed in the construction of the Improvements.

3.6 Tenant Improvements. Agent will not advance Loan proceeds to pay costs of Tenant Improvements for any non-residential rentable space within the Property unless and until, in addition to the other conditions to such advance as provided in this Agreement, Agent has approved the lease covering said space (to the extent required by the Loan Documents) and has received from the tenant a tenant estoppel certificate, in Agent’s form, confirming the existence and terms of the lease and such other matters as Agent may request (or such other form as may be specified by the applicable lease if such lease was approved by Agent), and a budget covering the costs of such Tenant Improvements. If such costs exceed the amount set forth therefor on the schedule of standard tenant improvements furnished by Borrower and approved by Agent, Borrower shall pay said excess, in cash, before Agent will advance Loan proceeds to pay the same. As soon as practicable following the completion of the Tenant Improvements for any non-residential space within the Property, Borrower shall deliver to Agent a tenant estoppel certificate from the applicable tenant, in Agent’s form, confirming the continued existence of the lease, the absence of any default thereunder, the completion of such tenant improvements to the tenant’s satisfaction, the occupancy of the leased space by the tenant and such other matters as Agent may reasonably require.

3.7 Advances During Property Operation. All income from the Property shall be used first to pay operating expenses of the Property in accordance with the then applicable Operating Budget for the Property prepared by Borrower and approved by Agent and then to pay interest on the Loan, before any proceeds of the Loan shall be advanced to pay interest on the Loan. If, as and when the income from the Property is sufficient, in the determination of Agent, to pay (i) all of the operating expenses of the Property in accordance with such approved Operating Budget, and (ii) all interest on the Loan as and when such interest becomes due and payable, then, from and after such event, no further Advances from the Interest Reserve shall be made or permitted, and any remaining balance in the Interest Reserve shall not be reallocated and shall be terminated and the Committed Amount shall be reduced accordingly.

IV. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Agent and the Lenders that:

4.1 Legal Status of Borrower. Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland, duly qualified to transact business under the laws of the Commonwealth of Virginia, and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, to construct, equip, own and operate the Property and to execute, deliver and perform this Agreement and the other Loan Documents; the Guarantor is the sole managing general partner of Borrower; all resolutions of the general partner of Borrower necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of Borrower have been duly adopted and are in full force and effect; and this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Borrower so as to constitute this Agreement and such other Loan Documents the valid and binding obligations of Borrower, enforceable in accordance with their terms, subject only to the effects of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, principles of equity and exercise of judicial discretion.

4.2 Title. Borrower is the owner, in fee simple, of the Land, subject to no lien, charge, mortgage, deed of trust, restriction or encumbrance, except the Permitted Encumbrances.

4.3 No Breach of Applicable Agreements or Laws. The consummation of the transactions contemplated hereby and the execution, delivery and/or performance of this Agreement and the other Loan Documents will not result in any breach of or constitute a default under any mortgage, deed of trust, lease, bank loan, credit agreement, or other instrument or violate any Governmental Requirements, to which Borrower is a party, or by which Borrower may be bound or affected.

4.4 No Litigation or Defaults. As of the date hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened in writing against Borrower or the Property, or involving the validity or enforceability of the Loan Documents or the priority of the lien thereof, at law or in equity; in any court or before any federal, state, municipal or other governmental agency, in an amount greater than or equal to $500,000, except as previously disclosed to Lender; and Borrower is not in default with respect to any order of any court or governmental agency having jurisdiction over Borrower.

4.5 Financial and Other Information. The financial statements of Borrower and the Guarantor previously or hereafter delivered to Agent fairly and accurately present, or will fairly and accurately present, the financial condition of Borrower and the Guarantor, as of the dates of such statements, and neither this Agreement nor any document, financial statement, financial or credit information, certificate or statement referred to herein or furnished to Agent by Borrower or the Guarantor contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact, or is or will be misleading in any material respect.

4.6 No Defaults under Loan Documents or Other Agreements. There is, and, until the Lenders have been fully repaid the entire indebtedness evidenced or to be evidenced by the Note, there will be, no default or Event of Default on the part of Borrower under the Loan Documents or under any other document, including, without limitation, the Proffers and the Leadership Agreements, to which Borrower is a party and which relates to the ownership, occupancy, use, development, construction or management of the Property. Neither Borrower nor Guarantor is, nor will be, in default beyond applicable notice, grace or cure periods under any instrument or agreement under and subject to which any recourse indebtedness in excess of $100,000.00 in the aggregate or any nonrecourse indebtedness in excess of $10,000,000.00 in the aggregate for borrowed money has been issued or is secured.

4.7 Boundary Lines; Conformance with Governmental Requirements and Restrictions. The exterior lines of the Improvements are, and at all times will be, within the boundary lines of the Land (except for such encroachments as are otherwise addressed to the satisfaction of Agent), and Borrower has examined and is familiar with all applicable covenants, conditions, restrictions and reservations, and with all applicable Governmental Requirements, including, but not limited to, building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Property, and the Property will in all material respects conform to and comply with said covenants, conditions, restrictions, reservations and Governmental Requirements. All Governmental Requirements necessary for the subdivision, development and construction of the Improvements as contemplated by the Plans and this Agreement have been obtained, or with respect to construction will be obtained before the applicable phase of construction commences.

4.8 Loan in Balance. The Loan is in balance, or, if not, Borrower is prepared to deposit with Agent, immediately upon demand by Agent, sufficient funds to bring the Loan into balance.

4.9 Architect’s Certificate. To the best of Borrower’s knowledge, the information set forth in the Architect’s Certificate is true, accurate and complete.

4.10 Anti-Terrorism Regulations.

(a) General. None of Borrower, Guarantor or any Affiliate is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. None of Borrower, Guarantor or any Affiliate, or their respective agents acting or benefiting in any capacity in connection with the Loan or other transactions hereunder, is any of the following (each a “Blocked Person”):

(1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(3) a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(5) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(6) a Person or entity who is affiliated or associated with a person or entity listed above.

(c) None of Borrower, Guarantor or any Affiliate, nor any of their agents acting in any capacity in connection with the Loan, any letters of credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(d) Neither the Borrower nor any Affiliate, nor any person owning an interest therein, are a “Special Designated National” or “Blocked Person” as those terms are defined in the office of Foreign Asset Control Regulations (31 C.F.R. § 500 et. seq.).

4.11 Plans and Specifications. Exhibit M is a true, correct and complete list of all plans and specifications for the Project as of the date hereof.

THE WARRANTIES AND REPRESENTATIONS IN THIS ARTICLE IV, AND ANY ADDITIONAL WARRANTIES AND REPRESENTATIONS CONTAINED HEREIN AND IN THE OTHER LOAN DOCUMENTS, SHALL BE DEEMED TO HAVE BEEN RENEWED AND RESTATED BY BORROWER AT THE TIME OF EACH REQUEST BY BORROWER FOR AN ADVANCE OF LOAN PROCEEDS.

V. COVENANTS OF BORROWER

While this Agreement is in effect, and until the Lenders have been paid in full the principal of and interest on all advances made by the Lenders hereunder and under the other Loan Documents:

5.1 Completing Construction. The parties hereto acknowledge that construction of the Project has commenced. Borrower shall become a party to no contract for an amount in excess of $500,000, or more than one contract for any one contractor for an amount in excess of $1,000,000 in the aggregate, including the General Contractor’s construction contract, for the performance of any work on the Property or for the supplying of any labor, materials or services for the construction of the Improvements and the Tenant Improvements, except upon such terms and with such parties as shall be approved in writing by Agent. No approval by Agent of any contract or change order shall make Agent and/or the Lenders responsible for the adequacy, form or content of such contract or change order. Borrower shall expeditiously complete the development and construction of the Improvements in a good and workmanlike manner and in accordance with the contracts, subcontracts and Plans submitted to and approved by Agent (to the extent required by this Agreement), and in compliance with all applicable Governmental Requirements, and any covenants, conditions, restrictions and reservations applicable thereto, so that Completion of the Improvements occurs on or before the Completion Date. Borrower shall not permit any approvals issued pursuant to applicable Governmental Requirements in connection with the development and construction of the Improvements to expire. Borrower assumes full responsibility for paying in full for the development and construction of the Improvements and for the compliance of the Plans and the Property with all

Governmental Requirements and with sound building and engineering practices, and, notwithstanding any approvals by Agent, neither Agent nor any Lenders shall have any obligation or responsibility whatsoever for the Plans or any other matter incident to the Property or the construction of the Improvements. Borrower shall correct or cause to be corrected (a) any defect in the Improvements, (b) any departure in the construction of the Improvements from the Plans or Governmental Requirements, and (c) any encroachment by any part of the Improvements or any other structure located on the Land on any building line, easement, property line or restricted area unless such encroachment is either (i) contemplated by a Permitted Encumbrance or (ii) both minor in nature and addressed to the satisfaction of Agent. Borrower shall cause all roads necessary for the utilization of the Property for its intended purposes to be completed and dedicated (if dedication thereof is required by any governmental authority or pursuant to any Governmental Requirements), the bearing capacity of the soil on the Land to be made sufficient to support the Improvements, and sufficient local utilities to be made available to the Property and installed at costs (if any) set out in the Sworn Construction Cost Statement, on or before the Completion Date.

5.2 Changing Costs, Scope or Timing of Work. Borrower shall deliver to Agent revised sworn statements of estimated costs of the Improvements, showing changes in or variations from the original Sworn Construction Cost Statement, as soon as reasonably practicable after such changes are known to Borrower. Borrower shall deliver to Agent a revised construction schedule, if and when there has been one or more delays in construction resulting in a net aggregate delay of thirty (30) days or more.

Borrower shall promptly furnish Agent with two (2) copies of all changes or modifications in the Plans, contracts or subcontracts for the Property, as approved by Agent, prior to incorporation of any such change or modification into the Property, whether or not Agent’s consent to such change or modification is required hereby; provided that if Agent’s prior consent was not required with respect to such change, Borrower shall deliver such change at the time of the next Draw Request. Borrower shall not make or consent to any change or modification in such Plans, contracts or subcontracts, and no work shall be performed with respect to any such change or modification, without the prior written consent of Agent, if such change or modification would in any material way alter the design or structure of the Improvements or materially change the rentable area thereof in any way, or increase or decrease the cost of the Improvements by $500,000.00 or more for any single change or modification, or if the aggregate amount of all changes and modifications increases the total amount set forth in the original Sworn Construction Cost Statement by more than $1,000,000.00; provided, however, that such increases or decreases in costs shall not include changes in the budget due to construction interest costs). Agent shall reply within ten (10) Business Days after receipt of (a) the request for approval of a change order from Borrower and (b) all information reasonably necessary for Agent and Inspecting Architect to evaluate such proposed change order. Agent shall promptly notify Borrower if the materials it has received in connection with any such request for approval are not sufficient to satisfy the condition set forth in clause (b) of the preceding sentence.

5.3 Balancing the Loan. Borrower shall furnish to Agent, within ten (10) days after a request therefor by Agent, (a) satisfactory evidence of Borrower’s projected ability to pay all unpaid costs of completing the Improvements and operating the Property through the Maturity Date, which projection (“Projected Sources”) shall include, among other things, the undisbursed Loan proceeds and net operating income from the Property reasonably projected to be received during the term of the Loan, and/or (b) except as otherwise set forth in the definition of the term “Equity Requirement”, cash equal to any difference between such unpaid costs and Projected Sources, which shall be held and advanced by Agent pursuant to the terms hereof.

5.4 Paying Costs of Property and Loan. Borrower shall pay and discharge, when due, all taxes, assessments and other governmental charges upon the Property, as well as all claims for labor and materials which, if unpaid, might become a lien or charge upon the Property; provided, however, that Borrower shall have the right to contest the amount, validity and/or applicability of any of the foregoing in strict accordance with the terms of the Deed of Trust.

Borrower shall also pay all costs and expenses of Agent (and, during periods when a default exists, the Lenders) and Borrower in connection with the Property, the preparation and review of the Loan Documents and the making, closing, administration and repayment of the Loan, and, reasonable costs incurred in connection with any transfer of the Loan, including, but not limited to, the fees of Agent’s attorneys (which, at times when no default exists, shall be limited to reasonable attorneys’ fees), fees of the Inspecting Architect, appraisal fees, environmental fees, survey and title search fees, title insurance costs, disbursement expenses, and all other costs and expenses payable to third parties incurred by Agent (and, during periods when a default exists, the Lenders), or Borrower in connection with the Loan. Such costs and expenses shall be so paid by Borrower whether or not the Loan is fully advanced or disbursed.

5.5 Using Loan Proceeds. Borrower shall use the Loan proceeds solely to pay, or to reimburse Borrower for paying, costs and expenses shown on the Sworn Construction Cost Statement approved by Agent and incurred by Borrower in connection with the construction of the Improvements on the Land and the equipping of the Improvements, together with other expenses set forth on the Sworn Construction Cost Statement approved by Agent and such incidental costs and expenses relating thereto as may be approved from time to time in writing by Agent.

No portion of the proceeds of the Loan shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

5.6 Keeping of Records. Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Property in a manner reasonably acceptable to Agent and to the Title Company. Upon twenty-four (24) hours prior notice and during normal business hours, Borrower will permit representatives of Agent, the Inspecting Architect and the Title Company to have free access to and to inspect and copy all books, records and contracts of Borrower (other than any such records relating to prior financing secured by the Property). Any such inspection by Agent and/or the Inspecting Architect shall be for the sole benefit and protection of Agent and the Lenders, and Agent shall have no obligation to disclose the results thereof to Borrower or to any third party other than the Lenders.

5.7 Providing Financial Information. Borrower shall furnish to Agent such financial information concerning Borrower and Guarantor, and Borrower’s and Guarantor’s other assets and investments, as Agent may reasonably request, and shall furnish to Agent, at Borrower’s sole cost and expense the following:

(a) Fiscal Year. Not later than one hundred ten (110) days after the end of each fiscal year, a consolidated balance sheet, a consolidated statement of profit and loss and consolidated statement of cash flows, as of the end of such fiscal year, for the Borrower and Guarantor, on a consolidated basis certified by independent accountants satisfactory to Agent as being complete and correct and fairly presenting the financial condition and results of operations as of the end of such year and for that fiscal year for Borrower and Guarantor together with a statement from the chief financial officer for Borrower and the Guarantor, in the forms attached hereto as Exhibits O and P.

(b) Fiscal Quarter.

(i) Not later than forty five (45) days after the end of each fiscal quarter, ending March 31, June 30 and September 30, a balance sheet, statement of profit and loss and statement of cash flows for such fiscal quarter, for the Guarantor and its consolidated subsidiaries, to be prepared on an accrual basis and certified as complete and correct by the chief financial officer of such entities; and

(ii) Not later than forty five (45) days after the end of each fiscal quarter, a statement from the chief financial officer for the Borrower and the Guarantor, in the forms attached hereto as Exhibits O and P, together with documentation showing all calculations necessary to support such statement.

(c) Securities Filings. Copies of all 8Ks, 10Ks and 10Qs filed with the U.S. Securities and Exchange Commission, the Maryland State Securities Commission, and any other state regulators regarding the Guarantor, which shall be delivered to Agent as and when filed or distributed; and

(d) Other. Such other statements or reports as the Lenders may through Agent reasonably request in form and detail satisfactory to such Lenders.

All such financial statements shall be in reasonable detail, shall be prepared in general accordance with GAAP (except that assets may be valued based on market value), or in accordance with another accounting method acceptable to Agent, and shall be certified as true, correct and complete by Borrower (by its chief financial officer) or Guarantor. In addition, Borrower shall permit Agent and each Lender to examine all of Borrower’s and Guarantor’s books and records pertaining thereto.

5.8 Providing Operating Budgets and Operating Statements. Following Completion, Borrower shall deliver to Agent prior to the commencement of each fiscal year of the Property, an Operating Budget for the Property for said fiscal year. In addition, Borrower shall, by the fifteenth (15th) day of each calendar month, deliver to Agent an Operating Statement for the Property for the preceding calendar month, which shall specifically note all variations from the current Operating Budget. Borrower shall also deliver to Agent an annual Operating Statement for the Property within one hundred twenty (120) days following the end of each fiscal year thereof. All such Operating Statements shall be certified as true, correct and complete by Borrower.

5.9 Providing Leasing Information. As soon as available and in any event within forty-five (45) days after the close of each fiscal quarter of Borrower, Borrower shall furnish to Agent a leasing status report on the Property for the preceding fiscal quarter, which shall specifically include a summary of all letters of intent and leasing proposals received or issued by Borrower, a rent roll for Leases then in effect, and such other leasing information reasonably required by Agent. All such leasing reports shall be certified as true, correct and complete by Borrower and in the same form as previously provided to Agent.

All Leases entered into after the date hereof (i) which are for greater than (a) five thousand (5,000) square feet of office space, or (b) three thousand five hundred (3,500) square feet of retail space, or (ii) that do not materially conform to Borrower’s standard lease form (whether for residential, office, or retail) approved by Agent in writing, or (iii) that contain terms or conditions that deviate from the Leasing Guidelines for such space, shall be upon terms and with tenants approved in writing by Agent (and by the Majority Lenders with respect to any Lease for office space in excess of 20,000 square feet or any Lease for retail space in excess of 5,000 square feet) prior to Borrower’s execution of any such Lease. Borrower shall seek Agent’s approval of any Lease requiring such approval by delivering, via personal delivery or certified mail, a letter requesting such approval, and such financial information regarding the proposed tenant as Agent requests. If Agent has not responded to any such request for approval within seven (7) Business Days after Agent’s receipt of such request together with any such requested financial information, Borrower shall have the right to send a written notice (the “Second Request”) to Agent marked, in conspicuous type, “Clarendon Center: Leasing Materials for Agent Review - SECOND REQUEST” requesting that Agent respond to such request for approval. If Agent fails to either deny or approve such request for approval in writing within three (3) Business Days from Agent’s receipt of such Second Request, Agent and, where such approval is required, the Majority Lenders, shall be deemed to have approved such request. As to any Leases not requiring Agent’s approval, Borrower shall, upon request, deliver financial information regarding such proposed tenant concurrently with its delivery of the first draft, as provided below. All Leases shall include estoppel, subordination, attornment and mortgagee protection provisions satisfactory to Agent. For each proposed Lease requiring Agent’s consent, Borrower shall provide Agent with a copy of the final draft of such proposed Lease to be delivered to all parties thereto for execution, marked to show changes made from the form approved by Agent. Any amendment, supplement or modification of a Lease entered into solely to memorialize the exercise by a Tenant of an existing right or option set forth in the applicable Lease shall not require Agent’s consent.

5.10 Providing Updated Surveys. Upon completion of the foundation, and at such other times as Agent may deem appropriate in good faith, Borrower shall furnish to Agent six (6) copies of a certified survey of the Property, certifying that the Improvements are constructed within the property lines of the Land, do not encroach upon any easement affecting the Land (other than such encroachments which have been insured over to Agent’s satisfaction or which have been approved as permissible by the other parties to such easement) and do comply with all applicable Governmental Requirements relating to the location of improvements, along with a letter from the Title Company confirming the acceptability of said survey.

5.11 Providing Evidence of Completion. Upon Completion of the Improvements, and prior to the final advance of Loan proceeds to pay for hard costs of construction of the Property (except for Tenant Improvements), including, but not limited to, any retainage therefor, and as a condition of the same, Borrower shall furnish Agent with all items required to evidence Completion, including unconditional occupancy permits; a final, certified Property “as-built” survey (six [6] copies); certification from the Borrower and Project Architect on AIA Form G704 that the Property has been substantially completed in accordance with the approved Plans; final lien waivers (which may be conditioned on payment) from the General Contractor, and all subcontractors with respect to the work performed in connection with the construction and equipping of the Improvements, provided that final, unconditional lien waivers shall be delivered to Agent as soon as practicable thereafter; the evidence of insurance required by Section 5.12 hereof; copies of all warranties covering materials, equipment and appliances included within the Property; copies of all licenses and permits required for operation of the Property; and photographs of the completed Improvements.

5.12 Maintaining Insurance Coverage. Borrower shall, at all times until the Lenders have been fully repaid all indebtedness evidenced by the Note, maintain, or cause to be maintained, in effect (and, upon request, shall furnish to Agent copies of), insurance policies, as required under the terms of Exhibit G attached hereto, and shall furnish to Agent proof of payment of all premiums for such insurance.

5.13 Complying with Other Documents. Borrower shall comply with and perform, in all material respects, all of its agreements and obligations under all contracts and agreements to which Borrower is a party relating to the ownership, occupancy, use, leasing, development, construction or management of the Property (expressly including, without limitation, the Leadership Agreements and the Proffers), and shall comply with all requests by Agent which are consistent with the terms thereof.

5.14 Financial Covenants. Borrower shall at all times comply with its covenants and agreements under Section 5.8 of that certain Revolving Credit Agreement dated as of December 19, 2007, by and among Borrower, as borrower, Agent, as agent, and certain other parties thereto, as it may have been and hereafter may be from time to time modified, amended, restated, supplemented or replaced (the “Revolving Credit Agreement”), which evidences a $150,000,000 revolving credit facility, the provisions of which Section 5.8 are hereby incorporated herein by reference as if fully set forth herein. Borrower acknowledges and agrees that it shall be an Event of Default hereunder and under the Loan Documents in the event that Agent declares an “Event of Default” under the Revolving Credit Agreement for failure to comply with the covenants and obligations set forth in Section 5.8 of the Revolving Credit Agreement, within the cure periods provided therein. In the event that such facility is terminated, Borrower shall continue to be bound by the covenants set forth in Section 5.8 of the Revolving Credit Agreement in effect thereunder as of the date immediately prior to such termination, until such time as the obligations of the Borrower hereunder have been fully and finally satisfied. Borrower shall cause the Guarantor to at all times comply with its covenants and agreements under Section 19 of the Guaranty.

5.15 Interest Rate Protection Agreement. Borrower may (but shall not be required to) purchase an Interest Rate Hedge in form and substance acceptable to Agent at the time of Closing or within ninety (90) days thereafter. Any request thereafter is subject to Agent’s approval.

5.16 ERISA.

(a) Borrower hereby represents and warrants that none of its assets are, for purposes of the Employee Retirement Income Security Act of 1974, as amended, and any applicable regulations or guidance promulgated thereunder (“ERISA”) or Section 4975 of the Code, considered assets of a Plan. Lender hereby represents and warrants that the source of funds for the Loan are not the assets of a Plan or the plan assets of a Plan. For purposes hereof, “Plan” shall mean any “plan” as defined in Section 3(3) of ERISA that is subject to any provision of Title I of ERISA and any plan as defined in Section 4975 of the Code that is subject to any provision of such section.

(b) Borrower hereby covenants and agrees that, for so long as the Loan remains outstanding:

(i) In addition to the prohibitions set forth in the Loan Documents, and not in limitation thereof, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in any of the Loan Documents or in the Property, or attempt to do any of the foregoing or suffer any of the foregoing, if such proposed action will result in a prohibited transaction under ERISA or the Code; and

(ii) Borrower shall take and cause to be taken all necessary actions so that at all times the assets of Borrower shall not be considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan.

(c) Borrower shall indemnify and hold Agent and Lenders free and harmless from and against all loss, costs (including reasonable attorneys’ fees and expenses), taxes, damages and expenses Agent or any Lender may suffer by reason of the investigation, defense and settlement of claims, and in obtaining any prohibited transaction exemption under ERISA necessary in Agent’s reasonable judgment, by reason of the inaccuracy of the foregoing representations and warranties of

Borrower or a breach of the foregoing covenants of Borrower of this Section 5.16. The obligations of Borrower under this subparagraph (c) shall survive the payment in full of the Loan or other satisfaction thereof.

(d) Lender hereby covenants and agrees that, for so long as the Loan remains outstanding, it will not (in addition to the prohibitions set forth in the Loan Documents, and not in limitation thereof), assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any interest in the Loan to a Plan or to an entity the assets of which constitute the plan assets of a Plan.

(e) No Pension Plan sponsored, maintained or contributed to by Borrower or any of its ERISA Affiliates has an accumulated funding deficiency (whether or not waived) under Section 412 of the Code or Section 302 of ERISA.

(f) Neither Borrower nor any ERISA Affiliate has any unsatisfied liability for withdrawal liability with respect to any Pension Plan which is a Multiemployer Plan.

5.17 Claim Against Architect. Borrower hereby covenants and agrees to promptly notify Agent if Borrower learns that any of the information contained in the Architect’s Certificate is untrue, inaccurate or incomplete. If such deficiency requires correction of the Plans and/or the Improvements, Borrower shall thereupon correct the Plans and/or the Improvements so as to ensure that the Improvements are or will be constructed in accordance with all Governmental Requirements. Provided there exists no Event of Default, Borrower shall have the right to determine the best course of action to address such deficiency, including whether or not to bring suit against the Architect therefor, provided that Borrower shall give prior notice thereof to Agent and, to the extent Agent’s consent is otherwise required under this Agreement, has obtained Agent’s consent with respect thereto. Upon the occurrence of an Event of Default and for so long as such Event of Default continues to exist, Agent shall have the right, with respect to any errors or omissions in the Architect’s Certificate, to (x) pursue its remedies under the Assignment of the Plans and Related Agreements, (y) take such action against Architect in Borrower’s name under the contract with the Project Architect (the “Architect’s Contract”) as may be appropriate in Agent’s sole discretion or (z) to collect amounts payable by Architect to Borrower pursuant to any claim made by Borrower under the Architect’s Contract, which amounts are hereby assigned to Agent as additional collateral for the Loan, provided that Borrower shall have the right to retain and apply such amounts as it determines prior to an Event of Default. For the purpose of carrying out the provisions of this Section, Borrower irrevocably appoints Agent its attorney-in-fact, with full power of substitution, to execute and deliver all such documents, to pay and receive such funds, and to take such action as may be necessary, in the judgment of Agent, to pursue said claims against Architect which rights shall be exercisable only after the occurrence of an Event of Default and for so long as such Event of Default exists. This power of attorney is coupled with an interest and is irrevocable. Agent, however, shall have no obligation to undertake any of the foregoing.

The parties hereby agree that any amounts payable pursuant to a claim (the “Claim Payment”) against the Architect or its insurer to Borrower pursuant to the Architect’s Contract shall, after an Event of Default has occurred and is continuing under the Loan, be payable directly to Agent from the Architect or its insurer. Borrower hereby authorizes and directs the Architect to pay or cause its insurer to pay the Claim Payment to Agent upon written notice from Agent that an Event of Default has occurred under the Loan Documents, without the need to obtain further consent of Borrower, without any obligation to determine whether a default has in fact occurred and regardless of whether Agent has taken possession of any portion of the Property or assumed Borrower’s rights and obligations under the Architect’s Contract. Any such payment to Agent shall constitute payment to Borrower under the Architect’s Contract.

Any amounts collected by Agent under this Section 5.17 shall be deemed additional collateral for the Loan and may be applied by Agent, during any time when an Event of Default exists under the Loan, to the secured indebtedness in such manner and order as Agent may elect.

5.18 Management Agreements. Without the prior written consent of Agent and the Majority Lenders, which consent shall not be unreasonably withheld or delayed, Borrower shall not enter into, or amend any material economic term of, any agreement providing for the management, leasing or operation of the Property or Improvements. Any other amendment of any such agreement shall require the prior written consent of Agent, not to be unreasonably withheld or delayed. If required by Agent, Borrower shall assign, pursuant to an agreement in form and substance reasonably acceptable to Agent, its interest under any such agreement to Agent as security for Borrower’s obligations under the Loan Documents, and, if required by Agent, Borrower shall cause the management party to such agreement to consent to such assignment and subordinate its interest in the Property to the Deed of Trust and the Loan.

5.19 Private Restrictions.

(a) Notwithstanding anything to the contrary contained in Section 1.9 of the Deed of Trust, the following language is hereby added to the end of the first (1st) sentence of such Section:

; and provided further, however, that with respect to any Private Restrictions for which the Title Company has issued affirmative coverage as part of the Title Policy, Grantor’s failure to comply with such Private Restrictions shall not constitute a breach of, or default under, this Deed of Trust until such time (if at all) as (i) a court of competent jurisdiction shall have issued a binding order or judgment (the execution of which has not been stayed pending appeal) enjoining further non-compliance with such Private Restrictions (an “Order”), and (ii) Grantor fails to comply with such Private Restrictions in compliance with the terms of such order or judgment. For so long as Borrower is not in strict compliance with such Private Restrictions, Borrower shall (w) provide written notice to Agent within two (2) Business Days of receiving written notice of the commencement or threatened commencement of any action or proceeding to enforce such Private Restrictions, (x) at all times from and after the commencement of any such action or proceeding, diligently pursue a full, final and favorable resolution of any such action or proceeding, (y) upon Agent’s written request from time to time, furnish to Agent cash or other security reasonably satisfactory to Agent for payment of Agent’s anticipated costs and expenses to be incurred in connection with such action or proceeding, and (z) keep Agent fully informed of the progress of any such action or proceeding until the final, non-appealable disposition thereof. In no event shall the foregoing limit Borrower’s obligation to comply at all times with Governmental Requirements.

(b) Notwithstanding anything to the contrary contained in Section 1.19 of the Deed of Trust, the following language is hereby added to the end of the first (1st) sentence of such Section:

; or (v) Grantor’s failure to comply with any Private Restrictions for which the Title Company has issued affirmative coverage as part of the Title Policy.

(c) At any time after issuance of an Order (which remains binding), Agent may, at its option and at Borrower’s expense, prepare or obtain a revised valuation of the Property based on the then-most recent appraisal of the Property (assuming completion and stabilization). The value shown in such appraisal shall be referred to herein as the “Unrestricted Value.” Such revised valuation shall assume that any specific space within the Property then being used (or immediately prior to issuance of the Order was being used) by a restaurant or other user serving alcohol in alleged violation of the Private Restrictions is, instead, used for general retail purposes and shall assume a market rental for such general retail use, taking into account (a) down time, (b) demolition/reconstruction costs (tenant improvement costs), (c) leasing commissions, (d) marketing costs, (e) management expenses and overhead, (f) any other applicable expenses. The value thus determined for the Property shall be referred to herein as the “Restricted Value.” If Agent reasonably determines that the Loan to Value Ratio (as defined below) is less than or equal to seventy-five percent (75%), then Borrower shall amend the Loan Documents to reduce the Committed Amount (but in no event shall the amount of such reduction in the Committed Amount exceed seventy-five percent (75%) of the amount by which the Restricted Value is less than the Unrestricted Value) and, if necessary, pay a principal curtailment on the Loan, within ninety (90) days after receipt of notice from Agent that such principal curtailment is required, in an amount sufficient to reduce the Principal Balance to the reduced Committed Amount. If, after any such amendment, such Order expires, is terminated or otherwise no longer remains binding (in Agent’s reasonable determination), then at Borrower’s written request and provided that no Event of Default then exists, and subject to the other terms and conditions of this Agreement, the parties hereto shall amend the Loan Documents to increase the Committed Amount by the amount of the prior curtailment, upon which amendment such previously curtailed amount shall be available to be re-disbursed to Borrower in accordance with the terms and conditions of this Agreement. For purposes of the foregoing, the term “Loan to Value Ratio” shall mean the ratio obtained by dividing (i) the Committed Amount by (ii) the Restricted Value, as reasonably determined by Agent in accordance with this subsection (c).

5.20 USA Patriot Act Notice; Compliance. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Agent (for itself and/or as Agent for all Lenders hereunder) may from time-to-time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

5.21 Guarantor Articles of Incorporation. Guarantor shall not amend its articles of incorporation without the prior written consent of Agent (except as may be expressly required by law or regulation).

VI. DEFAULTS

6.1 Events of Default. Any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Default by Borrower in the payment of any payment of principal and/or interest required to be paid pursuant to the Note or default in the payment of any other amounts due under the Loan Documents, which default is not cured within five (5) days after the due date thereof.

(b) Default by Borrower in the performance or observance of any term, covenant or condition of this Agreement, the Deed of Trust, the Note or any of the other Loan Documents, other than a default described in Subsection (a) above, which default continues for thirty (30) days after Agent has given written notice of such failure to Borrower. In the event that such default is susceptible of cure but is not cured within said thirty (30) days, so long as Borrower is diligently and continuously pursuing such cure, as evidenced to Agent’s satisfaction, Agent shall permit Borrower an additional thirty (30) days to effectuate such cure.

(c) Any representation or warranty made by Borrower in this Agreement, in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loan, shall be untrue or incomplete in any material respect.

(d) (i) Work on the Improvements shall be substantially abandoned, or shall, by reason of Borrower’s fault, be delayed or discontinued for a period of fifteen (15) consecutive days, or construction shall be delayed for any reason whatsoever, in each instance to the extent that Completion of the Improvements cannot, in the reasonable judgment of Agent, be accomplished prior to the Completion Date and (ii) Borrower fails to cure such delay or to establish to the satisfaction of Agent that Completion of the Improvements can be accomplished prior to the Completion Date, within thirty (30) days after notice of such default from Agent.

(e) Borrower shall commit an act of bankruptcy; or shall apply for, consent to or permit the appointment of a receiver, custodian, trustee or liquidator for it or any of its property or assets; or shall fail to, or admit in writing its inability to, pay its debts as they mature; or shall make a general assignment for the benefit of creditors or shall be adjudicated bankrupt or insolvent; or shall take other similar action for the benefit or protection of its creditors; or shall give notice to any governmental body of insolvency or pending insolvency or suspension of operations; or shall file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, rearrangement, dissolution, liquidation or other similar debtor relief law or statute; or shall file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or shall be dissolved, liquidated, terminated or merged; or shall effect a plan or other arrangement with creditors; or a trustee, receiver, liquidator or custodian shall be appointed for it or for any of its property or assets and shall not be discharged within ninety (90) days after the date of his appointment; or a petition in involuntary bankruptcy or similar proceedings is filed against it and is not dismissed within ninety (90) days after the date of its filing.

(f) Agent determines that the Loan is not in balance and, at Agent’s option, Borrower (i) fails to deposit with Agent, promptly upon demand, sufficient funds to permit Agent to pay excess costs of the Property as the same become payable or (ii) does not pay said excess costs directly and deliver to Agent unconditional mechanics’ lien waivers therefor (or paid receipts for non-lienable items), at Agent’s option.

(g) A trustee or receiver is appointed for the Property or any portion thereof, for Borrower, for any assets, or an involuntary petition in bankruptcy or insolvency is filed against Borrower and is not discharged within ninety (90) days after such appointment or filing.

(h) Any assignment of this Agreement or the proceeds of the Loan by Borrower voluntarily, by operation of law or otherwise, without the unanimous prior written consent of the Lenders.

6.2 Rights and Remedies. Upon the occurrence of any Event of Default and for so long as such Event of Default continues to exist, unless such Event of Default is subsequently waived in writing by Agent, Agent shall be entitled, at the option of Agent, to exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:

(a) Lenders may make one (1) or more further advances of Loan proceeds, without liability to make any subsequent advances thereof.

(b) Lenders may suspend their obligation to make advances under this Agreement, without notice to Borrower.

(c) Lenders may terminate their obligation to make advances under this Agreement, and Agent may declare the entire unpaid principal balance of the advances made under this Agreement to be immediately due and payable, together with accrued and unpaid interest on such advances, without notice to or demand on Borrower.

(d) Agent may exercise any or all remedies specified herein and in the other Loan Documents, including (without limiting the generality of the foregoing) the right to foreclose the Deed of Trust, and/or any other remedies which it may have therefor at law, in equity or under statute.

(e) Agent may cure the Event of Default on behalf of Borrower, and, in doing so, may enter upon the Property, and may expend such sums as it may deem desirable in Agent’s good faith judgment (provided that such amount shall not exceed $2,000,000 in the aggregate with the prior written consent of the Majority Lenders), including attorneys’ fees, all of which shall be deemed to be advances hereunder, even though causing the Loan to exceed the face amount of the Note, shall bear interest at the Default Rate and shall be payable by Borrower on demand.

6.3 Completion of Property by Agent. In addition, in case of the occurrence and during the continuation of an Event of Default caused by, or which results in, Borrower’s failure, for any reason, to continue with construction of the Improvements as required by this Agreement, then Agent may (but shall not be obligated to), in addition to, or in concert with, the other remedies referred to above, take over and complete construction of the Improvements in accordance with the Plans, with such changes therein as Agent may, in its discretion exercised in good faith, deem appropriate, all at the risk, cost and expense of Borrower. Agent may assume or reject any contracts entered into by Borrower in connection with the Property, may enter into additional or different contracts for work, services, labor and materials required, in the judgment of Agent, to complete the Property, and may pay, compromise and settle all claims in connection with the Property. All sums, including attorneys’ fees, and charges or fees for supervision and inspection of the construction and for any other necessary or desirable purpose in the discretion of Agent expended by Agent and/or the Lenders in completing or attempting to complete the Improvements (whether aggregating more, or less, than the face amount of the Note), shall be deemed advances made by the Lenders to Borrower hereunder, and Borrower shall be liable to Agent on behalf of the Lenders, on demand, for the repayment of such sums, together with interest on such sums from the date of their expenditure at the rates provided herein. Agent may, in its discretion, at any time abandon work on the Property, after having commenced such work, and may recommence such work at any time, it being understood that nothing in this Section shall impose any obligation on Agent or any Lender either to complete or not to complete the Improvements. For the purpose of carrying out the provisions of this Section, Borrower irrevocably appoints Agent its attorney-in-fact, with full power of substitution, to execute and deliver all such documents, to pay and receive such funds, and to take such action as may be necessary, in the judgment of Agent, to complete the construction of the Improvements which rights shall be exercisable only after the occurrence of an Event of Default and for so long as such Event of Default exists. This power of attorney is coupled with an interest and is irrevocable. Agent, however, shall have no obligation to undertake any of the foregoing, and, if Agent does undertake any of the same, neither Agent nor the Lenders shall have any liability for the adequacy, sufficiency or completion thereof.

VII. MISCELLANEOUS

7.1 Binding Effect; Waivers; Cumulative Rights and Remedies. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and assigns; provided, however, that neither this Agreement nor the proceeds of the Loan may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Agent. No delay on the part of Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. The rights and remedies of Agent specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Agent would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Agent’s rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.

7.2 Survival. All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the advances by the Lenders, and the execution of the other Loan Documents, and shall continue until Agent on behalf of the Lenders receives payment in full of all indebtedness of Borrower incurred under this Agreement and under the other Loan Documents.

7.3 Governing Law; Waiver of Jury Trial. This Agreement, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia in all respects. Borrower hereby waives any right to a trial by jury in any action relating to the Loan and/or the Loan Documents.

7.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute a single agreement.

7.5 Notices. Any notice required or permitted to be given by either party hereto to the other under the terms of this Agreement, or documents related hereto, may be given by personal delivery or recognized overnight courier, and shall be deemed to have been received one business day after the date the same is sent. Such notice shall be addressed to the party to which the notice is to be given at the address set forth opposite its name on the signature page below (or, as applicable, in the Assignment and Assumption Agreement by virtue of which an Assignee Lender becomes a party to this Agreement), or at any other address specified in a notice given by such party to the other not less than ten (10) days prior to the date on which such address change becomes effective for purposes of this Agreement.

7.6 Agent’s Sign. Agent may, if it so desires, place a sign of reasonable size on the Land, indicating that Agent and the Lenders are providing financing for the Property, and/or may otherwise publicize its involvement with the Property, including, but not limited to, issuing press releases.

7.7 No Third Party Reliance. No third party shall be entitled to rely upon this Agreement or to have any of the benefits of Agent’s and the Lenders’ interest hereunder, unless such third party is an express assignee of all or a portion of the interest of Agent and/or any Lender hereunder.

7.8 Time of the Essence. Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.

7.9 Entire Agreement; No Oral Modifications. This Agreement, the other Loan Documents and the other documents mentioned herein set forth the entire agreement of the parties with respect to the Loan and supersede all prior written or oral understandings and agreements with respect thereto. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

7.10 Captions. The headings or captions of the Articles and Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

7.11 Joint and Several Liability. If Borrower consists of more than one (1) individual and/or entity, each of said individuals and/or entities shall be jointly and severally liable for each covenant, agreement, representation and warranty of Borrower hereunder.

7.12 Borrower’s Relationship with Agent and the Lenders. The relationship between Borrower, Agent and the Lenders created hereby and by the other Loan Documents shall be that of a borrower and a lender only, and in no event shall Agent and/or the Lenders be deemed to be a partner of, or a joint venturer with, Borrower.

7.13 Right of Set-Off. As additional security for the payment of the Obligations, Borrower hereby grants to each Lender a security interest in, a lien on and an express contractual right to Set-Off. The Lenders may, at any time upon the occurrence and during the continuation of an Event of Default hereunder or under the other Loan Documents Set-Off against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrower, such notice and demand being expressly waived.

VIII. AGENCY PROVISIONS

8.1 Agency.

(a) Appointment and Authorization. Each Lender hereby appoints and authorizes Agent to act as sole administrative agent under this Agreement and the other Loan Documents, authorizes and directs Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders, and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. In furtherance thereof, Lenders hereby ratify the execution and delivery by Agent of this Agreement, the acceptance by Agent of all of the other Loan Documents and the terms and conditions of the Loan Documents. The Agent hereby accepts such appointment as administrative agent. Agent shall exercise all rights and powers of Agent under this Agreement, including the administration of the Loan and disbursement of Advances, except as otherwise expressly provided in this Agreement. The Borrower, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders.

Each Lender hereby agrees that, except as set forth in Section 8.4(a) or as otherwise set forth herein, any action taken by the Majority Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(b) Non-Liability of Agent and Indemnity; Non-Liability for Force Majeure.

(1) Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall administer the Loan in accordance with the terms and conditions of this Agreement in the same manner as it customarily does for similar loans for its own account. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any Loan Document except as expressly set forth herein or therein. Neither Agent nor any of its respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by them under or in connection with this Agreement or under any of the other Loan Documents. In this regard, Agent may consult with independent legal counsel, accountants and other professionals or experts selected by it, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such legal counsel, accountants or other professionals or experts. In the absence of gross negligence or willful misconduct, Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

(2) In the event the Agent is not reimbursed and indemnified by the Borrower, within ten (10) Business Days of demand therefor by Agent, each Lender will reimburse and indemnify the Agent, and its directors, officers, agents and employees, in proportion to its respective Commitment Percentage of the Loan, for and against any claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent, or its directors, officers, agents, or employees in performing its duties hereunder or under any Loan Document; provided, however, that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Lenders under this Section 8.1(b)(2) shall survive the payment in full of all obligations of Borrower and the termination of this Agreement.

(3) No Lender or Agent shall be liable in any way to Borrower or any third party for Agent’s or such Lender’s failure to perform or delay in performing under the Loan Documents (and Agent or any Lender may suspend or terminate all or any portion of Agent’s or such Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade, or from any act of God or other cause or event beyond Agent’s or such Lender’s control.

8.2 Resignation of Agent; Removal.

(a) U.S. Bank National Association or any successor agent may resign as Agent at any time by written notice delivered to the Borrower and the Lenders (if any). Such resignation shall be effective upon the earlier to occur of thirty (30) days following such notice or a successor’s acceptance of appointment as the Agent. In addition, in the event of Agent’s gross negligence or willful misconduct, Agent may be removed pursuant to the unanimous approval of all Lenders by giving thirty (30) days prior written notice to Agent and Borrower; provided, however, for purposes of calculating such unanimous approval in this context, Agent, in its capacity as a Lender, shall be deemed a Defaulting Lender and its Commitment Percentage shall therefore be disregarded and excluded for voting purposes only.

(b) In the case of any of the events described in Section 8.2(a), (A) the Majority Lenders shall appoint a successor Agent from among the Lenders so long as such successor meets the requirements described in Sections 8.9(a)(2) and 8.9(a)(3) hereof; provided, however, that the resigning Agent shall be entitled to appoint a successor agent who, so long as no Event of Default exists hereunder, has been approved by Borrower, which approval shall not be unreasonably withheld, conditioned or delayed, and who meets the requirements of Sections 8.9(a)(2) and 8.9(a)(3) as Agent, if the Majority Lenders have not appointed a successor within thirty (30) days after the date the resigning Agent gave notice of resignation; (B) upon a successor’s acceptance of appointment (and assumption of the Agent’s obligations hereunder arising after the date of such appointment), the successor will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent; (C) upon the effectiveness of any resignation or removal, the resigning or removed Agent will thereupon be discharged from the duties and obligations of Agent which thereafter arise under this Agreement; and (D) any resigning Agent shall have the benefit of any indemnities provided in the Loan Documents and this Agreement.

8.3 Administration.

(a) Expenses. Each Lender shall reimburse the Agent for its Commitment Percentage of any expenses with respect to the administration, enforcement or collection of the Loan which are not reimbursed by the Borrower pursuant to and within the period required by the Loan Documents, or if not specified in the Loan Documents, promptly after the date of demand therefor made by the Agent. The Agent shall have the right, but not the obligation, to incur such expenditures prior to reimbursement therefor by the Lenders.

(b) Documents; Information; Inspection. Except for the Note executed in favor of each Lender and for Loan Documents sent for filing or recording (which are not returned following recording), Agent shall hold and maintain a duplicate set of all original Loan Documents. The Agent shall promptly deliver to each Lender a duplicate original of this Agreement and a copy or counterpart execution copy of each Loan Document (other than any fee letter solely between Agent and Borrower). The Agent shall promptly forward to each Lender a copy of each financial statement of Borrower or other financial statement for the Property received from Borrower. Agent shall promptly forward to such Lender each financial statement of Borrower and Guarantor received by Agent. The Lenders may, upon reasonable prior notice and during the Agent’s normal business hours, inspect and make copies of such books and records of Agent that relate to this Loan.

8.4 Actions by Agent; Required Consents.

(a) Except as specified below, Agent shall exercise its sole discretion to act or not to act under the Loan Documents and the appropriate action with respect thereto. Such discretion may be exercised with respect to the granting of approvals, consents, and modifications under the Loan Documents and with respect to the exercise or refraining from exercise of rights under the Loan Documents.

(b) Notwithstanding Section 8.4(a), the following matters shall require the prior consent of all of the Lenders:

(1) any change (other than as currently contemplated in the Loan Documents) in the interest rate under the Loan;

(2) any reduction in the amount of any payment of any fees other than fees paid solely to the Agent;

(3) release of any portion of the Property or other collateral;

(4) release of any guarantor or other obligor under any Loan Document;

(5) any change (other than by operation of the Loan Documents) in the Maturity Date of the Loan or in the conditions for any extension of the Maturity Date;

(6) any release, termination, modification or amendment of any indemnity provided in the Loan Documents;

(7) any forgiveness of principal, interest or other amounts payable under the Loan (other than late fees up to three (3) times per annum) or any extension of time for payment of principal or interest;

(8) any increase in the Committed Amount or the Loan;

(9) any amendment to this Section 8.4(b);

(10) any amendment to the definitions of Majority Lenders or Commitment Percentages;

(11) any change in Commitment Percentages (excluding any change as a result of assignments permitted under Section 8.9)

(c) Notwithstanding Section 8.4(b), the prior consent of the Majority Lenders shall be required for (1) any proposal from Borrower that Agent approve a Contractor under a contract with a value in excess of $1,500,000.00 to the extent such contract will not be bonded and (2) the acceleration of any indebtedness under the Loan Documents, or the pursuit of remedies against the Borrower or Guarantor;

(d) In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Loan shall have occurred, the Agent shall, if (a) so requested by the Majority Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of enforcement of the Lenders’ rights against the Borrower under this Agreement and the other Loan Documents. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such enforcement, the Lenders (including any Lender which is not one of the Majority Lenders so directing the Agent in writing) hereby agreeing to ratably and severally indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

8.5 Payments.

(a) Interest Rates and Disbursement Matters. Lenders and Agent specifically agree to the following operational and administrative procedures as between themselves:

(1) that the LIBOR Rate (as established from time to time) shall in each instance be the rate established from time to time by U.S. Bank National Association.

(2) Agent shall notify each Lender by telephone or facsimile of the LIBOR Rate two (2) Business Days prior to the date on which the LIBOR Rate shall be effective. Agent shall notify each Lender by telephone or facsimile of its Commitment Percentage of a proposed Advance of the Loan and the date of such disbursement two (2) Business Days prior to such disbursement with respect to disbursements which are to bear interest at the LIBOR Rate, such notice to be delivered by facsimile. Each Lender shall deposit by wire transfer of immediately available funds to Agent’s account as specified on Exhibit H hereto the amount of such Commitment Percentage no later than 10:00 a.m. (Central time) on the date of such disbursement.

Unless Agent shall have been notified by any Lender not later than the close of business (Central time) on the Business Day immediately preceding the date for funding in respect of any Advance that such Lender does not intend to make available to Agent such Lender’s Commitment Percentage of such Advance, Agent may assume that such Lender has made such amount available to Agent. In any case where a Lender does not for any reason make available to Agent such Lender’s Commitment Percentage of such Advance, Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender’s Commitment Percentage of such Advance. If the amount so funded by Agent is not in fact made available to Agent by the responsible Lender, then such Lender hereby assigns to Agent any payments received by Agent from Borrower in repayment of such amount, together with interest thereon at the rate applicable to such Advance.

(3) If any Lender fails to deliver funds to Agent for a disbursement by the time required by subsection (2) above, such Lender shall pay to Agent interest on such funds (x) at the Federal Funds Rate, as announced by the Federal Reserve Bank of New York, for each day (or portion thereof) until such funds are delivered. Any interest paid pursuant to this section shall be divided among the Lenders which funded the applicable disbursement.

(4) Agent shall wire transfer to each Lender at such Lender’s account as designated on Exhibit H hereto its Commitment Percentage of any payments (to the extent payable pursuant to Section 8.5(b)) within one (1) Business Day of Agent’s receipt of such payment. Agent shall pay to the Lenders interest thereon, at the Federal Funds Rate from the Business Day following receipt of such funds by Agent until such funds are paid in immediately available funds to the Lender.

(5) Any Lender desiring to make a claim for costs or taxes payable by Borrower shall deliver a certificate to Agent setting forth the basis and calculation thereof and the Agent shall forward such certificate to the Borrower. Except as provided in the Loan Documents, each Lender shall be responsible for any taxes payable in respect of amounts paid hereunder. All payments made by Agent to Lenders shall be made without withholding for taxes, charges, or levies, except as may be required by law. Each Lender shall on demand from Agent provide completed and signed copies of certificates required to show exemption of such Lender from United States withholding taxes.

(b) Application of Recoveries. Except to the extent otherwise provided in Section 8.6 hereof, all payments made and actually received by the Agent in respect of the Loan (from any person or source) shall be applied in the following order of priority (based on Commitment Percentages thereof):

(1) to the reimbursement of any costs incurred by the Agent to administer, enforce, collect or deal with the Loan (including payments made pursuant to Sections 8.5(a)(2) and (3) hereof (or to reimbursement of the Lenders to the extent such costs have been paid by the Lenders);

(2) to the repayment of any Protective Advances (to the extent not paid pursuant to clause (1) above);

(3) to the payment of all interest (including interest calculated at the Default Rate) due and payable on the Note;

(4) to the payment of fees payable under the Loan Documents; and

(5) to the payment of principal of the Note.

(c) Excess Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its interest in the Loan in excess of its Commitment Percentage in the Loan, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise, as shall result in each Lender receiving in respect of the Note held by it its proportionate payment as contemplated by this Agreement; provided, however, that if all or any portion of such excess payment is thereafter recovered by the Borrower or other party entitled thereto through legal action or otherwise, each Lender shall reimburse the party returning such excess payment in an amount equal to such Lender’s Commitment Percentage of the excess payment.

(d) Liability for Advances. If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that the Agent shall invest any such undistributed amounts in overnight obligations on behalf of the Lenders and interest thereon shall be paid pro rata to the Lenders in accordance with their respective Commitment Percentages. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

8.6 Management of Acquired Collateral. If, following any Event of Default, Agent acquires title to the Property by foreclosure under the Deed of Trust (or by deed in lieu of such foreclosure) or Agent realizes upon any other collateral for the Loan, Agent shall hold title to such collateral in its own name as Agent for the Lenders to the extent of their Commitment Percentages. Each Lender hereby irrevocably waives any right to seek a partition of any interests in the Property. Agent shall have the sole and exclusive right to make (or to refrain from making) all decisions with respect to, and to perform (or refrain from performing) all actions with respect to, the leasing, encumbering, use, operation, maintenance, improvement, repair and restoration of the Property (and any Improvements located thereon) or disposition of any other collateral; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, Agent shall not, without the prior written consent of the Majority Lenders, (a) sell (or lease as a whole) the Property or encumber the Property with a mortgage, deed of trust or similar instrument securing indebtedness for borrowed money, or (b) make any single expenditure with respect to the Property in an amount in excess of $500,000 (exclusive of taxes and assessments, insurance premiums, utility charges and expenditures required to comply with applicable laws), or (c) dispose of any other collateral. Subject to the foregoing, each Lender, pro rata in accordance with its Commitment Percentage, shall reimburse

Agent, on demand, for all costs and expenses actually incurred by Agent in connection with the sale, lease, encumbering, use, operation, maintenance, improvement, repair and restoration of the Property (including all costs and expenses incurred by Agent to pay taxes and assessments, utility charges, insurance premiums, common area maintenance charges, leasing commissions, tenant improvement costs, repair costs and restoration costs). The indemnity provisions contained in Section 8.1(b) above shall apply equally to actions (and omissions) by Agent with respect to the Property so acquired by Agent. Each Lender shall participate pro rata in accordance with their respective Commitment Percentage in all income, expenses, profits and losses of the Property.

8.7 Defaulting Lender.

(a) Defaults. If for any reason any Lender becomes a Defaulting Lender, then in addition to the rights and remedies that may be available to the Agent and the other Lenders at law and in equity, such Defaulting Lender’s right to participate in the administration of the Loan and the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent, shall be suspended during the pendency of such failure or refusal. Borrower acknowledges and agrees that (a) the obligations of the Lenders under this Agreement are several, (b) no Lender is or will be obligated to lend Borrower more than the amount set forth in Exhibit I hereto for such Lender, nor to fund any part of any advance except upon fulfillment of all applicable conditions precedent provided herein and in the other Loan Documents, (c) except to the extent expressly provided in this Agreement, Borrower shall have no recourse or claim against a non-defaulting Lender nor against Agent (so long as the same have otherwise complied with their obligations under this Agreement), for any deficiency or any liability, loss, damage or expense resulting from the default of a Defaulting Lender, and (d) the Commitment Percentage of the Committed Amount of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make an advance.

(b) Remedies. If for any reason the Defaulting Lender fails to make timely payment to any other party to this Agreement of any amount required to be paid to it hereunder, in addition to other rights and remedies which such other party may have under Section 8.7(a) or otherwise, such other party shall be entitled (1) to collect interest from the Defaulting Lender for the period from the date on which the payment was due until the date on which the payment is made for each day during such period at the Federal Funds Rate, (2) to withhold or set off, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Agreement, (3) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest, (4) to arrange for the purchase of the Commitment Percentage of the Defaulting Lender as provided in Section 8.7(d), and (5) to advance funds on behalf of the Defaulting Lender as provided in Section 8.7(e).

(c) Indemnity. The Defaulting Lender shall indemnify, defend, and hold Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities, and expense (including attorneys’ fees) which they may actually sustain or incur by reason of or in consequence of the Defaulting Lender’s failure or refusal to abide by the terms of this Agreement.

(d) Purchase Right. If a Lender becomes a Defaulting Lender, the other Lenders who are not Defaulting Lenders shall have the right, but not the obligation, in their sole discretion, to acquire (pro rata based on the Commitment Percentages of the Lenders exercising such right) all of such Defaulting Lender’s right, title, and interest in and to the Loan. The purchase price shall be the principal and accrued interest allocable to the Defaulting Lender’s Commitment Percentage of the Loan and shall be paid on the closing day of such purchase. On the date of closing of such purchase, the Defaulting Lender shall pay the Agent a processing fee of $3,500. The Defaulting Lender shall retain liability for all obligations in respect of the Loan and this Agreement arising prior to the date of transfer (but releasing

Defaulting Lender’s liability for all obligations in respect of the Loan and this Agreement arising from and after the date of transfer) and shall execute and deliver such documents as may be reasonably necessary to effect such transfer.

(e) Default Loans. If a Lender becomes a Defaulting Lender, the other Lenders may (pro rata based on the Commitment Percentages of the Lenders exercising such right), but are not obligated to, make advances to the Agent in the aggregate amount that the Defaulting Lender is obligated to advance under this Agreement. Such advances shall be treated as loans made to the Defaulting Lender, shall bear interest at the Default Rate (payable on demand), shall be due and payable upon demand, and shall be paid prior to any payment being made to the Defaulting Lender.

(f) Cumulative Remedies and Survival. The exercise of the above remedies shall not reduce, diminish or liquidate the Defaulting Lender’s obligation for the sharing of losses and reimbursement of costs, liabilities, and expenses under the Loan Documents and this Agreement. The obligations of the Defaulting Lender arising prior to any purchase pursuant to Section 8.7(d) shall survive any such purchase.

8.8 Representations, Warranties and Acknowledgments.

(a) Authorization, etc. Each Lender represents and warrants, as of the date hereof, as follows:

(1) Such Lender has all necessary corporate power and authority to own its interest in the Loan and the Loan Documents, and has all necessary corporate power and authority to perform its obligations with respect to this Agreement and the Loan Documents;

(2) The execution and delivery of this Agreement and all other instruments and documents executed and delivered in connection therewith by such Lender have been duly authorized by all requisite corporate action of such Lender; and

(3) No approval, authorization, order, license or consent of, or registration of filing with, any governmental authority or other person is required in connection with such Lender’s execution and delivery of this Agreement by such Lender.

(b) Independent Decision. Each Lender agrees that it has, independently and without reliance upon any other party hereto, or upon the directors, officers, agents or employees of any other party hereto, but only in reliance upon information supplied to it by or on behalf of the Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement and the Loan Documents. Without limiting the foregoing, each Lender acknowledges that it has received copies of the Loan Documents and financial statements, certificates, instruments, documents, affidavits, resolutions and agreements as it deems necessary to make its credit analysis and decisions in respect of the Loan. Each Lender also agrees that it shall, independently and without reliance upon any other party hereto, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents. Except as specifically provided herein, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.

(c) No Reliance. Each Lender hereby acknowledges that, except as specifically set forth herein, Agent (i) makes no warranty or representation to Lenders for any statements, warranties or representations (written or otherwise, express or implied) made in or in connection with the Loan

Documents or for the financial condition of the Borrower or for the title or the value of any of the collateral for the Loan, and (ii) shall not be responsible to the Lenders for any recitals, statements, representations or warranties herein or for the due execution, effectiveness, legality, validity, enforceability, genuineness, sufficiency, or collectibility of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Loan or the legality, validity, enforceability, genuineness, sufficiency, perfection or priority of any rights in all or any portion of the collateral for the Loan. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any Note shall have been duly authorized or is true, accurate and complete. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of the Borrower or any of its Affiliates, or the existence or possible existence of any Event of Default or any default which, with the giving of notice, passage of time, or both, would become an Event of Default.

8.9 Assignments; Participation.

(a) Permitted Assignments. Any Lender may assign, without Agent or Borrower approval, to (i) any affiliate of such Lender all or a portion of its respective Commitment Percentage of the Loan, in such a manner as to create privity of contract between such affiliate and the Borrower and to make such affiliate a Lender for all purposes hereunder, or (ii) to any other Lender. Any Lender may assign to any entity which meets the following conditions (“Assignee Lender”) all or a portion of its respective Commitment Percentage of the Loan, in such a manner as to create privity of contract between such person and the Borrower and to make such person a Lender for all purposes hereunder:

(1) The minimum portion of the total commitment which the assigning Lender may assign to an Assignee Lender shall be Five Million and 00/100ths Dollars ($5,000,000.00).

(2) An Assignee Lender (or its direct or indirect parent) shall be either (A) a commercial lender organized under the laws of the United States, or any state thereof, and having total assets in excess of Ten Billion Dollars ($10,000,000,000) or (B) a U.S. branch of a commercial bank organized under the laws of any other country which has total assets in excess of Ten Billion Dollars ($10,000,000,000) or (C) any other U.S. financial institution which has total assets in excess of Ten Billion Dollars ($10,000,000,000).

(3) The senior unsecured debt of an Assignee Lender (or its direct or indirect parent) shall have a rating of Baa-2 or higher from Moody’s Investors Service, Inc. or a comparable rating agency.

(4) Such assignment shall have been approved by Agent and, so long as no Event of Default exists hereunder or under the other Loan Documents, by Borrower, which approval shall not be unreasonably withheld, conditioned or delayed.

(5) The Assignee Lender shall have paid to the Agent an administrative fee of $3,500.00 to process the admission of such Assignee Lender.

(6) The Assignee Lender shall not be Borrower or any of Borrower’s Affiliates.

(b) Assignment and Assumption. The Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee Lender (or to an affiliate of such Lender) until such time as (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee Lender (or such affiliate) shall have been given to the Borrower and Agent by the assigning Lender and the Assignee Lender (or such affiliate); (ii) the assigning Lender and the Assignee Lender (or such affiliate) shall have delivered to the Borrower and Agent an Assignment and Assumption.

Promptly following a request therefor, Borrower will execute and deliver to Agent an appropriate replacement promissory note or replacement promissory notes, in each case designated as such, in favor of each assignee (and assignor, if such assignor is retaining a portion of its Commitment Percentage and advances) reflecting such assignee’s (and assignor’s) Commitment Percentage Committed Amount. Promptly following the execution and delivery of such replacement promissory note(s) the original promissory note or notes evidencing all or a portion of the Commitment Percentage of the Committed Amount and advances being assigned shall be canceled and returned to Borrower.

(c) Notice by Agent. Promptly following receipt by Agent of an executed Assignment and Assumption, Agent shall give notice to the Borrower and to the Lenders of: (i) the effectiveness of the assignment by the assigning Lender to the Assignee Lender (or the affiliate of the Lender); and (ii) the revised percentages and maximum amounts of the Commitment Percentage of the Committed Amount in effect as a result of such assignment.

(d) Adjustment of Shares. Immediately upon delivery of the Assignment and Assumption to Agent, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee Lender (or affiliate of the Lender) and the resulting adjustment of the Commitment Percentage arising therefrom. The Commitment Percentage of the Committed Amount assigned to each Assignee Lender (or such affiliate) shall reduce the Commitment Percentage of the Committed Amount of the assigning Lender by a like amount.

(e) Rights of Assignee. From and after the date upon which Agent notifies the assigning Lender that it has received an executed Assignment and Assumption: (1) the Assignee Lender (or the Lender’s affiliate) thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement; and (2) the assigning Lender shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement.

(f) Assignee’s Agreements. By executing and delivering an Assignment and Assumption, the Assignee Lender (or the Lender’s affiliate) thereunder confirms and agrees as follows: (1) other than as provided in such Assignment and Assumption, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Note or any other instrument or document furnished pursuant to the Loan; (2) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other parties or the performance or observance by the Borrower of any of its obligations under the Note and this Agreement; (3) the Assignee Lender (or such affiliate) has received a copy of this Agreement, together with such other documents and information as the Assignee Lender (or such affiliate) has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption; (4) the Assignee Lender (or such affiliate) will, independently and without reliance upon Agent, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) the Assignee Lender (or such affiliate) hereby appoints and authorizes Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents and this Agreement as are delegated to Agent thereunder and hereunder, together with such powers as are reasonably incidental thereto; and (6) the Assignee Lender (or such affiliate) agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and confirms the representations and warranties of the assigning Lender under this Agreement.

(g) Participations. Any Lender may sell a participation interest in all or any portion of the Loan without the prior consent of the Agent and the other Lenders; provided, however, such participants shall have no independent voting rights. Such selling Lender shall remain responsible for the performance of it obligations hereunder, and the Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

8.10 Other Business. The Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other considerations from the Borrower or any such affiliate for services in connection with this Agreement and otherwise without having to account for the same to the other parties hereto.

8.11 Consents. If the Agent requests in writing the consent or approval from the Lenders and any Lender does not respond to such request within ten (10) Business Days (or such other period as may be provided herein, including, without limitation, under Section 5.9), such Lender shall be deemed to have given such consent or approval.

8.12 Agent as Lender. In its individual capacity as a Lender, U.S. Bank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment Percentage and the Advances made by it, and as the holder of any Note as it would have were it not also the Agent.

8.13 Notification of Defaults and Events of Default. Agent and each Lender hereby agree that, upon learning of the existence of a default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the other parties to this Agreement (other than Borrower) thereof. The Agent hereby agrees that upon receipt of any notice under this provision it shall promptly notify the other Lenders of the existence of such default or Event of Default. Agent shall provide to Lenders copies of any notice of a default or an Event of Default which Agent delivers to Borrower.

8.14 No Reliance by Borrower. The provisions of this Article VIII are for the benefit of Agent, the Lenders, and other than the portions of Sections 8.9(a) and 8.9(b) that pertain specifically to Borrower, Borrower shall have no right to rely on or enforce any of the provisions hereof; provided, however, the foregoing shall in no way limit Borrower’s obligations under this Article VIII. In performing its functions and duties under this Agreement, Agent shall act solely as Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other person.

8.15 Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents, telecopies or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it.

8.16 Pledge to Federal Reserve Bank. Anything in this Agreement to the contrary notwithstanding, without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 8.16, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder. To facilitate any such pledge or assignment, Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 10.

8.17 Limitation of Liability.

(a) Borrower shall be fully and personally liable for the payment of the indebtedness evidenced by or created or arising under the Loan Documents, and any judgment or decree in any action brought to enforce the obligation of the Borrower to pay such indebtedness shall be enforceable against the Borrower and any such judgment or decree shall be subject to execution upon and be a lien upon the assets of the Borrower; provided, however, that, recourse of Agent on behalf of the Lenders to the Borrower’s assets other than any property encumbered by the Deed of Trust and the other Loan Documents (the “Other Assets”) for the repayment of the Loan shall be limited as follows:

(i) Upon satisfaction of the Pre-Leasing Test, recourse to the Other Assets for the repayment of outstanding principal under the Note (“Principal”) shall not exceed One Hundred Eighteen Million One Hundred Twenty-Five Thousand and 00/100ths Dollars ($118,125,000.00).

(ii) Upon Completion of the Improvements, recourse to the Other Assets for the repayment of Principal shall not exceed Ninety-Four Million Five Hundred Thousand and 00/100ths Dollars ($94,500,000.00).

(iii) Upon satisfaction of the Recourse Reduction Debt Service Test, recourse to the Other Assets for the repayment of Principal shall not exceed Sixty-Three Million and 00/100ths Dollars ($63,000,000.00).

In no event shall the preceding subparagraphs (i)—(iii) be deemed to limit Borrower’s obligations with respect to accrued interest or any other amounts other than Principal owing under the Loan Documents or hereunder.

The personal liability of Borrower for the repayment of Principal pursuant to this Section 8.17(a) shall not be reduced as a result of Agent realizing upon any collateral furnished to Agent and the Lenders in connection with the Loan (except that there shall be only one satisfaction of all amounts due to the Lenders with respect to the Loan).

(b) Notwithstanding Section 8.17(a) above, in no event shall recourse to the Other Assets be limited with respect to, and Borrower shall at all times remain fully and personally liable, and shall indemnify and reimburse Agent and the Lenders for, all actual liabilities, costs, losses, damages, expenses (including reasonable attorneys’ fees and disbursements, and court costs, if any), and claims suffered or incurred by Agent and/or the Lenders, to the extent of actual monetary loss, in connection with the Loan or the Property by reason of or in connection with any of the following:

(i) any misapplication or misappropriation of (A) rents received by Borrower from the Property after the occurrence of an Event of Default under the Loan Documents; (B) insurance proceeds, condemnation proceeds or tenant security deposits, in each case relating to the Property; or (C) proceeds from any sale of all or a portion of the Property;

(ii) any fraud or intentional misrepresentation of Borrower, Guarantor or any affiliated property manager or leasing agent in connection with the Loan, the Property or any request for any action or consent by Agent;

(iii) any sale, conveyance, mortgage, grant, lien, encumbrance, security interest, pledge, assignment or transfer of the Property (or any part or portion thereof) or any ownership interest in Borrower (direct or indirect, legal or equitable) in violation of Section 1.14 of the Deed of Trust;

(iv) any event or circumstance for which Borrower indemnifies Agent and/or the Lenders under the Indemnification Agreement;

(v) the failure of Borrower to apply operating revenues generated by the Property and received by Borrower or any affiliated property manager or leasing agent to pay any debt service, impounds, operating expenses and emergency capital expenditures or costs;

(vi) intentional removal or physical destruction of property (without the concurrent replacement thereof with property of at least equivalent value and utility) constituting any material portion of the Property, or any other intentional and material waste of any portion of the Property by Borrower;

(vii) Borrower or Guarantor (i) filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (ii) making an assignment for the benefit of creditors; or

(viii) Borrower (1) filing, or joining in the filing of, an involuntary petition against Borrower or Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (2) soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower or Guarantor, or (3) filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against Borrower or Guarantor by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (4) voting adversely to Agent’s and/or the Lenders’ interest in any proceeding under the Bankruptcy Code or any other state or Federal bankruptcy or insolvency law which involves Borrower or Guarantor or any portion of the Property, or (5) consenting to or acquiescing or joining in an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or Guarantor or any portion of the Property (unless such action is at the written request of Agent and/or the Lenders).

(c) Nothing contained in this Section 8.17 shall affect or limit the ability of Agent on behalf of the Lenders to enforce any of their rights or remedies with respect to any property encumbered by the Deed of Trust and the other Loan Documents, nor shall anything contained in this Section 8.17 affect or limit the rights of Agent and the Lenders to proceed against any person or entity, including the Borrower or any partner in the Borrower with respect to the enforcement of any guarantees of payment or guarantees of performance and completion or other similar rights.

[SIGNATURES ON FOLLOWING PAGES]

[Signature Page to Clarendon Center Construction Loan Agreement]

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed and delivered this Agreement, under seal, as of the date first written above.

BORROWER:

SAUL HOLDINGS LIMITED PARTNERSHIP,
a Maryland limited partnership

By:	Saul Centers, Inc., a Maryland corporation, its sole general partner

By:	/s/ B. Francis Saul III
Name:	B. Francis Saul III
Title:	President

Address for notices:
Saul Holdings Limited Partnership
7501 Wisconsin Avenue, Suite 1500 East
Bethesda, Maryland 20814
Attention:	B. Francis Saul III and
Scott V. Schneider

With a copy to:
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
Attention:	Christian Buerger, Esq.

[Signature Page to Clarendon Center Construction Loan Agreement]

AGENT AND AS A LENDER:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ A. Jeffrey Jacobson
A. Jeffrey Jacobson
Senior Vice President

Address for notices:
U.S. Bank National Association
1650 Tysons Boulevard, Suite 250
McLean, Virginia 22102
Attention:	A. Jeffrey Jacobson
Senior Vice President

With a copy to:
Bingham McCutchen LLP
2020 K Street, NW
Washington, D.C. 20006
Attention:	Barry P. Rosenthal, Esq.

[Signature Page to Clarendon Center Construction Loan Agreement]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mark F. Monahan
Mark F. Monahan
Vice President

Address for notices:
Wells Fargo Bank, National Association
1750 H Street, N.W., Suite 400
Washington, D.C. 20006
Attention:	Manager, Loan Administration

HSBC REALTY CREDIT CORPORATION (USA), a Delaware corporation

By:	/s/ Elizabeth C. Halling
Name:	Elizabeth C. Halling
Title:	Vice President

Notice Address:
HSBC Realty Credit Corporation (USA)
One HSBC Center, 27th Floor
Buffalo, NY 14203
Attention:	Eric Nicotera
Fax:	(716) 841-5099
Email:	eric.nicotera@us.hsbc.com

With copies to:
HSBC Bank USA, National Association
1130 Connecticut Avenue NW, Suite 1200
Washington, DC 20036
Attn:	Elizabeth C. Halling
Fax:	(202) 496-8758
Email:	elizabeth.c.halling@us.hsbc.com

and

Goulston & Storrs, P.C.
2001 K Street, N.W., 11th Floor
Washington, DC 20006
Attn:	Dennis Moyer, Esq.
Fax:	(202) 263-0554
Email:	dmoyer@goulstonstorrs.com

[Signature Page to Clarendon Center Construction Loan Agreement]

LENDER:

COMPASS BANK

By:	/s/ S. K. Gorman
Name:	S. K. Gorman
Its:	Senior Vice President

Address for notices:
Compass Bank
15 South 20th Street, Suite 1500
Birmingham, AL 35233
Attn:	Kent Gorman

[Signature Page to Clarendon Center Construction Loan Agreement]

LENDER:

RAYMOND JAMES BANK, FSB

By:	/s/ William J. Hindman
Name:	William J. Hindman
Its:	Senior Vice President

Address for notices:
Raymond James Bank, FSB
710 Carillon Parkway
St. Petersburg, FL 33716
Attention:	Loan Administration/Operations

[SCHEDULES AND EXHIBITS INTENTIONALLY OMITTED]